Exhibit 2.1

Execution Copy

18 March 2010

FRESHFIELDS BRUCKHAUS DERINGER

[CONVENIENCE TRANSLATION OF THE AUTHORITATIVE

GERMAN VERSION]

SALE AND PURCHASE AGREEMENT

REGARDING THE

MERCKLE/RATIOPHARM GROUP

18 March 2010

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18 March 2010

Sale and purchase agreement relating to the Merckle/Ratiopharm Group

BETWEEN:

1.	VEM Vermögensverwaltung GmbH, registered with the commercial register (Handelsregister) of the Lower Court (Amtsgericht) of Potsdam under HR B 22734 P (Seller 1),

2.	Mepha GmbH, registered with the commercial register (Handelsregister) of the Lower Court (Amtsgericht) of Potsdam under HR B 22622 P (Seller 2),

3.	UBH Holding GmbH, registered with the commercial register (Handelsregister) of the Lower Court (Amtsgericht) of Potsdam under HR B 22687 P (Seller 3),

4.	Breitkreutz & Co Gesellschaft mit beschränkter Haftung Pharmazeutische Großhandlung, registered with the commercial register (Handelsregister) at the Lower Court (Amtsgericht) of Potsdam under HR B 22669 P (Seller 4)

(Seller 1, Seller 2, Seller 3 and Seller 4 are referred to collectively also as the Sellers)

and

5.	Teva Health GmbH, registered with the commercial register (Handelsregister) of the Lower Court (Amtsgericht) of Munich under HR B 182738 (Purchaser),

6.	Teva Pharmaceutical Industries Ltd., registered with the Israeli Company Registrar under no. 520013954 (Parent), solely for purpose of §§ 8.4.9, 8.7, § 19 and § 20.

(The Sellers, the Purchaser and the Parent are herein collectively referred to as the Parties and individually as a Party).

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TABLE OF CONTENTS

INDEX OF DEFINITIONS			7

LIST OF APPENDICES			10

PREAMBLE			13

§ 1	MERCKLE, CT, ABZ AND THEIR SUBSIDIARIES		14

	1.1	Merckle	14
	1.2	CT	14
	1.3	AbZ	14
	1.4	Subsidiaries and participations of Merckle	15

§ 2	ENTERPRISE AGREEMENT		15

	2.1	Termination of Enterprise Agreement	15
	2.2	Provision of Collateral prior to the Signing Date	15

§ 3	CASH POOLING, INTERCOMPANY FINANCIAL DEBT, FINANCING OF GROUP COMPANIES AS FROM THE CLOSING DATE		15

	3.1	Termination of Intercompany Cash Pooling	15
	3.2	Intercompany Financial Debt	16
	3.3	Changes of the Intercompany Financial Debt after the Effective Date	16
	3.4	Financial payables of Affiliates	17
	3.5	Intragroup Debt, Trade Receivables and Payables	17
	3.6	Post-Closing Financing, Discharge of Financial Debt	17

§ 4	SALE AND PURCHASE, TRANSFER OF MERCKLE		18

	4.1	Sale and Purchase of the Merckle Shares	18
	4.2	Sale and Purchase of the Merckle Financial Receivables	18
	4.3	Transfer of the Merckle Shares and Merckle Financial Receivables	18

§ 5	SALE AND PURCHASE, TRANSFER OF CT		19

	5.1	Sale and Purchase of the CT Shares	19
	5.2	Sale and Purchase of the CT Financial Receivables	19
	5.3	Transfer of the CT Shares and CT Financial Receivables	19

§ 6	SALE AND PURCHASE, TRANSFER OF ABZ		19

	6.1	Sale and Purchase of the AbZ Share	19

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	6.2	Sale and Purchase of the AbZ Financial Receivables	19
	6.3	Transfer of the AbZ Share and AbZ Financial Receivables	20

§ 7	REPAYMENT OF FINANCIAL PAYABLES		20

	7.1	Repayment of Sellers’ Financial Payables	20
	7.2	Repayment of Financial Payables owed by Affiliates to Group Companies and Operating Asset Holding Companies	20

§ 8	PURCHASE PRICE, PAYMENT OF THE PURCHASE PRICE		21

	8.1	Aggregated Purchase Price	21
	8.2	Calculation of the purchase prices for Sellers’ Financial Receivables	22
	8.3	Due Date; Interest	22
	8.4	Payment of the Aggregated Purchase Price	22
	8.5	Purchase Price Escrow; Pledge	24
	8.6	Value Added Tax	24
	8.7	Parent Guarantee	24

§ 9	RELEASE OF THE SELLERS FROM SURETIES		25

§ 10	CLOSING; CLOSING CONDITIONS		25

	10.1	Place and Date of Closing	25
	10.2	Closing Conditions	25
	10.3	Actions on the Closing Date	28
	10.4	Currency Conversion	30
	10.5	Default	30
	10.6	Consequences of Non-Satisfaction of the Closing Conditions	30

§ 11	SELLERS’ GUARANTEES		31

	11.1	Form and Scope of Sellers’ Guarantees	31
	11.2	Corporate Issues and Authority of the Sellers	31
	11.3	Financial Statements	32
	11.4	Material Contracts	33
	11.5	Labour Matters	34
	11.6	Permits and Approvals; Marketing Authorisations for Medicinal Products and Pharmaceuticals	35
	11.7	Intellectual Property	36
	11.8	Real Property and Environmental Matters	37
	11.9	Legal Disputes	38
	11.10	No Leakage	38

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	11.11	Conduct of Business between Effective Date and Signing Date	39
	11.12	Insurance	39
	11.13	Finders’ Fees and Management Incentives	39
	11.14	No other Sellers’ Guarantees	40

§ 12	REMEDIES FOR BREACH OF SELLERS’ GUARANTEES		41

	12.1	Restitution in kind; Recoverable Damages	41
	12.2	Notifications to the Sellers; Procedure in Case of Third Party Claims	42
	12.3	Overall Scope of Sellers’ Liability	44
	12.4	Mitigation	44
	12.5	Limitation Periods	44
	12.6	Exclusion of Further Remedies	45
	12.7	Offsetting Advantages; No double Relief	45

§ 13	TAXES		45

	13.1	Tax Definition	45
	13.2	Tax Guarantees	46
	13.3	Tax Indemnification	46
	13.4	Tax Refund; Overstated Tax Provisions	48
	13.5	Reverse Indemnity; VAT-matters	50
	13.6	Tax Returns; Tax Assessments	52
	13.7	Tax Proceedings	53
	13.8	Limitations; Miscellaneous	55

§ 14	PURCHASER’S GUARANTEES AND UNDERTAKINGS		56

	14.1	Purchaser’s Guarantees and Undertakings	56
	14.2	Indemnification	56

§ 15	FURTHER COVENANTS		56

	15.1	Merger Control Proceedings; Other Regulatory Requirements	56
	15.2	Locked Box Concept; No Leakage	58
	15.3	Pre-Closing Covenants of the Sellers	58
	15.4	Purchaser’s Post-Closing Undertakings	62
	15.5	Economic Equity	64
	15.6	Exclusivity	65
	15.7	Data Room / DVDs / CD-ROMs	65
	15.8	Management Incentive Payments	65
	15.9	Structuring prior to Closing	65

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§ 16	CONFIDENTIALITY AND PRESS RELEASES		66

	16.1	Confidentiality; Press Releases; Public Disclosure	66
	16.2	Sellers’ Confidentiality	66
	16.3	Purchaser’s Confidentiality; Return of Documents	66
	16.4	Confidentiality vis-à-vis Trustees	67

§ 17	ASSIGNMENT OF RIGHTS AND UNDERTAKINGS; ON-SALE OF THE BUSINESS		67

	17.1	Assignment of Rights and Undertakings	67
	17.2	On-Sale of the Business	67

§ 18	COSTS AND TAXES		68

§ 19	NOTICES, COPIES, EXERCISE OF RIGHTS		68

	19.1	Form of Notices, Addresses	68
	19.2	Copies to Advisors	68
	19.3	Exercise of Rights	69

§ 20	MISCELLANEOUS		69

	20.1	Approval of the Trustees	69
	20.2	Governing Law	69
	20.3	Amendments, Supplementations	69
	20.4	Expiration of the Trustees’ Rights	69
	20.5	Legal Terms	69
	20.6	Headings, Annexes	70
	20.7	Entire Agreement	70
	20.8	No Third Party Right	70
	20.9	Severability	70
	20.10	Decisive Version	70

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INDEX OF DEFINITIONS

Term	Meaning
AbZ	has the meaning as set forth in the Preamble para. (A)
AbZ Financial Receivables	has the meaning as set forth in § 6.2
AbZ Purchase Price	has the meaning as set forth in § 8.1.4
AbZ Share	has the meaning as set forth in § 1.3.2
AbZ Share Purchase Price	has the meaning as set forth in § 8.1.4 (a)
Affiliate	means all companies on which Mrs. Ruth Merckle and Mr. Ludwig Merckle, either alone or jointly, can exercise a controlling influence, in particular the companies set forth in Annex A
Aggregated Purchase Price	has the meaning as set forth in § 8.1.5
AWG	means the German Foreign Trade Law (Außenwirtschaftsgesetz)
AWV	means the has the meaning as set forth in § 10.2.3
Bank Guarantee	has the meaning as set forth in § 8.7
BGB	means the German Civil Code (Bürgerliches Gesetzbuch)
BMWi	means the German ministry for economy and technology (Bundesministerium für Wirtschaft und Technologie)
Breach	has the meaning as set forth in § 12.1.1
Business	has the meaning as set forth in the Preamble (C)
Business Day	means a day (other than a Saturday or Sunday) on which banks are open for business in Frankfurt am Main
Carve-in Financial Receivables	has the meaning set forth in § 3.3
Cash-Pool Payables	has the meaning as set forth in § 10.2.6
Closing	has the meaning as set forth in § 10.1
Closing Actions	has the meaning as set forth in § 10.3
Closing Conditions	has the meaning as set forth in § 10.2
Closing Date	has the meaning as set forth in § 10.1
Companies	has the meaning as set forth in the Preamble para. (A)
CT	has the meaning as set forth in the Preamble para. (A)
CT Financial Receivables	has the meaning as set forth in § 5.1
CT Purchase Price 1	has the meaning as set forth in § 8.1.2
CT Purchase Price 2	has the meaning as set forth in § 8.1.3
CT Shares	has the meaning as set forth in § 1.2.2
CT Share Purchase Price 1	has the meaning as set forth in § 8.1.2 (a)
CT Share Purchase Price 2	has the meaning as set forth in § 8.1.3 (a)
Data Room	has the meaning as set forth in § 15.5
Deductible	has the meaning as set forth in § 12.1.3
De Minimis Amount	has the meaning as set forth in § 12.3.1
Disclosed Documents	has the meaning as set forth in § 12.1.3
D&O Insurance	has the meaning as set forth in § 15.4.3
ECMR	has the meaning as set forth in § 10.2.1
Economic Equity	has the meaning as set forth in § 15.5

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Effective Date	shall mean 1 January 2010, 00:00 hours (CET)
Escrow Amount	has the meaning as set forth in § 8.4.5a
Exempted Claims	has the meaning set forth in § 12.1.3
Financial Debt to be Discharged	has the meaning set forth in § 3.6.2
Financial Statements	has the meaning as set forth in § 11.3
German GAAP	has the meaning set forth in § 11.3.1
Group Companies	has the meaning as set forth in the Preamble para. (A)
Insurance Policies	has the meaning as set forth in § 11.12
Intercompany Financial Debt	has the meaning as set forth in § 3.2
HC Repos	has the meaning as set forth in § 15.4.8
HC Shares	has the meaning as set forth in § 15.4.8
Indemnifiable Taxes	has the meaning as set forth in § 13.3.1
Intracompany Debt	has the meaning as set forth in § 3.5
Intercompany Cash Pooling	has the meaning as set forth in § 3.1
Intragroup Cash Pooling	has the meaning as set forth in § 3.1
Key Personnel	has the meaning as set forth in § 11.5.1
Leakage	has the meaning as set forth in § 11.10.1
Legal Terms	has the meaning as set forth in § 20.5
Lender	has the meaning as set forth in the Preamble para. (E)
Material Contracts	has the meaning as set forth in § 11.4
Merckle	has the meaning as set forth in the Preamble para. (A)
Merckle Financial Receivables	has the meaning as set forth in § 4.2
Merckle Purchase Price	has the meaning as set forth in § 8.1.1
Merckle Shares	has the meaning as set forth in § 1.1.2
Merckle Share Purchase Price	has the meaning as set forth in § 8.1.1 (a)
Notices	has the meaning as set forth in § 19.1.1
Operating Asset Holding Company	has the meaning as set fort in the Preamble para. (D)
Owned IP Rights	has the meaning as set forth in § 11.7.1
Parent	has the meaning as set forth in the Heading
Parties	has the meaning as set forth in the Heading
Party	has the meaning as set forth in the Heading
Permitted Leakage	has the meaning as set forth in § 11.10.2
Pre-Effective Date Straddle Tax Period	has the meaning as set forth in § 13.3.2
Pro Forma Financial Statements	has the meaning as set forth in § 11.3.2
Purchase Price Escrow Agreement	has the meaning set forth in § 8.5.1
Purchase Price Escrow Agent	has the meaning set forth in § 8.5.1
Purchase Price Escrow Amount	has the meaning set forth in § 8.4.5(a)

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Purchaser	has the meaning as set forth in the Heading
Purchaser’s Knowledge	has the meaning as set forth in § 12.1.3
Release	has the meaning as set forth in § 3.6.3
Required Operating Assets	has the meaning as set forth in the Preamble para. (C)
Seller 1	has the meaning as set forth in the Heading
Seller 2	has the meaning as set forth in the Heading
Seller 3	has the meaning as set forth in the Heading
Seller 4	has the meaning as set forth in the Heading
Sellers	has the meaning as set forth in the Heading
Sellers’ Acknowledgement	has the meaning as set forth in § 12.2.1
Sellers’ Best Knowledge	has the meaning as set forth in § 11.14.3
Sellers’ Financial Payables	has the meaning as set forth in § 3.2
Sellers’ Financial Receivables	has the meaning as set forth in § 3.2
Signing Date	means the date on which this Agreement is signed
Standstill Agent	means the Standstill Agent under the Standstill Agreement, currently being Deutsche Bank Luxembourg S.A.
Standstill Agreement	means the standstill agreement (Stillhaltevereinbarung) entered into on 3 June 2009 between Seller 1, several affiliated companies of Seller 1 and several of their creditors
Straddle Tax Period	has the meaning as set forth in § 13.3.2
Subsidiaries	has the meaning as set forth in the Preamble para. (A)
Sureties	has the meaning as set forth in § 3.6.3
Surety Banks	has the meaning as set forth in § 3.6.3
Tax	has the meaning as set forth in § 13.1
Tax Asset	has the meaning as set forth in § 13.4.1(c)
Tax Benefit	has the meaning as set forth in § 13.3.1(e)
Tax Refund	has the meaning as set forth in § 13.4.1(a)
Taxing Authorities	has the meaning as set forth in § 13.1
Tax Matters	has the meaning as set forth in § 12.5.1
Trustees	means VEM erste Treuhand GmbH, registered with the commercial register (Handelsregister) of the Lower Court (Amtsgericht) of Cologne under HR B 65764 and VEM zweite Treuhand GmbH, registered with the commercial register (Handelsregister) of the Lower Court (Amtsgericht) of Cologne under HR B 65756
VAT	Shall mean value added tax in the meaning of the German value added tax act (Umsatzsteuergesetz)
Vendor Documents	has the meaning as set forth in § 12.1.3

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LIST OF APPENDICES

Annex A	Affiliates of the Sellers

Annex P-D	Sale and Transfer Agreements regarding Required Operating Assets

Annex P-E	List of financing agreements of the Group Companies and the Operating Asset Holding Companies

Annex 1.4.1	List of Subsidiaries

Annex 1.4.2	List of minority participations

Annex 2.2	Creditors that have requested collateral

Annex 3.1	Intragroup Cash Pooling Scheme

Annex 3.2	Intercompany Financial Debt as of the Effective Date and as of the end of the last month prior to the Signing Date

Annex 3.3	Financial receivables of Affiliates against Group Companies and Operating Asset Holding Companies as of the Effective Date

Annex 3.4	Financial payables of Affiliates vis-à-vis Group Companies and Operating Asset Holding Companies as of the Effective Date

Annex 3.6.3	Sureties

Annex 8.4	Bank Accounts for the payment of the Aggregated Purchase Price

Annex 9	Sureties issued by the Sellers

Annex 10.2.5	Encumbrances on the Merckle Shares, the CT Shares, the AbZ Share and the assets of the Group Companies and the Operating Asset Holding Companies

Annex 10.3.1	Representatives of the Sellers

Annex 10.3.2	Terms of discharge (Entlastung) of certain officers and board members (Gremienmitglieder) of the Group Companies

Annex 10.3.14 (a)	Draft Transfer Agreement concerning the Merckle Shares

Annex 10.3.14 (b)	Draft Transfer Agreement concerning the CT Shares

Annex 10.3.14 (c)	Draft Transfer Agreement concerning the AbZ Share

Annex 10.3.15 (a)	Draft Transfer Agreement concerning the Merckle Financial Receivables

Annex 10.3.15 (b)	Draft Transfer Agreement concerning the CT Financial Receivables

Annex 10.3.15 (c)	Draft Transfer Agreement concerning the AbZ Financial Receivables

Annex 11.3.1	Financial Statements for Merckle, CT and AbZ

Annex 11.3.2	Pro Forma Financial Statements

Annex 11.4 (a)	List of Material Contracts

Annex 11.5.1 (a)	List of Key Personnel

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Annex 11.5.1 (b)	List of Key Personnel having given notice of the termination of employment

Annex 11.5.1 (c)	Employment contracts of Key Personnel including information on current levels of salary and other benefits

Annex 11.5.2	List of collective bargaining agreements and other material agreements with unions, works councils and similar bodies

Annex 11.5.4	List of share incentive, share option or other profit sharing arrangements

Annex 11.5.5	List of strikes or lockouts of employees

Annex 11.6.1	List of material official decrees (behördliche Verfügungen)

Annex 11.6.2	List of exceptions, where the Group Companies and the Operating Asset Holding Companies do not have all approvals and permits under applicable law

Annex 11.6.3	ratiopharm marketing authorisations for which circumstances exist that would justify a revocation or restriction

Annex 11.7.1 (a)	Patents and patent applications of the Group Companies and the Operating Asset Holding Companies

Annex 11.7.1 (b)	Trademarks and trademark applications of the Group Companies and the and Operating Asset Holding Companies

Annex 11.7.2	Pending or threatend IP proceedings

Annex 11.7.3	IP Opposition

Annex 11.8.1	Real property owned by the Group Companies and the Operating Asset Holding Companies

Annex 11.8.2	Real property encumbered by mortgages, registrations or easements

Annex 11.8.3	List of circumstances in which the Group Companies and the Operating Asset Holding Companies have not complied in all material aspects with all relevant environmental laws and regulations

Annex 11.8.4	Cases in which Group Companies and the Operating Asset Holding Companies have been held liable for damages, penalties, removal, remediation or other environmental liability

Annex 11.9	Legal Disputes

Annex 11.10.2	Permitted Leakages

Annex 11.11	Measures outside the ordinary course of business between the Effective Date and the Signing Date

Annex 11.12	List of Insurances

Annex 11.13	Finders’ Fees and Management Incentives

Annex 11.14.3 (a)	Documentation regarding due inquiry

Annex 11.14.3 (b)	List of persons to provide signed confirmations

Annex 12.1.3 (a)	Purchaser’s Knowledge

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Annex 12.1.3 (b)	Information Memoranda

Annex 12.1.3 (c)	Legal Fact Books

Annex 12.1.3 (d)	Vendor Due Diligence Reports

Annex 12.1.3(e)	Disclosed Documents

Annex 15.3.1	Measures outside the ordinary course of business between the Signing Date and the Closing Date

Annex 15.3.3	Present members of the advisory board

Annex 15.3.10	List of carve-out agreements

Annex 15.4.3	D&O Insurance Beneficiaries

Annex 15.9	Pre-closing Structuring Measures

Annex 16.1	Press Release

Annex 19.1	Addresses

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PREAMBLE

(A)	WHEREAS, Merckle GmbH (Merckle) and its direct and indirect subsidiaries (Tochterunternehmen) within the meaning of Section 290 of the German Commercial Code (Handelsgesetzbuch – HGB) as of the Effective Date (the Subsidiaries), CT Arzneimittel GmbH (CT) and AbZ-Pharma GmbH (AbZ) develop, manufacture and distribute pharmaceutical generics and biosimilars. Merckle, CT and AbZ are herein collectively referred to as the Companies, the Companies and the Subsidiaries are herein collectively referred to as the Group Companies;

(B)	WHEREAS, the Sellers have determined to sell their interests in the Companies, and the Purchaser intends to acquire such interests;

(C)	WHEREAS, for the operation of the business pursued by the Group Companies (the Business) certain operating assets (e.g. real estate, buildings, machinery, equipment and trademarks) are required which to date have not been owned by the Group Companies (the Required Operating Assets);

(D)	WHEREAS, the Required Operating Assets or the shares of the companies owning Required Operating Assets, as the case may be, other than Gen-Plus GmbH & Co. KG, have meanwhile been sold and transferred to certain Group Companies (the companies, whose shares have been sold and transferred in this context, hereinafter the Operating Asset Holding Companies), in some cases subject to the condition precedent that the Closing (as defined below) occurs; copies of the sale and transfer agreements requiring notarization are attached in Annex P-D; copies of the sale and transfer agreements not requiring notarization have been handed over to the Purchaser prior to the signing of this Agreement; the purchase prices for the purchase of the Required Operating Assets and the Operating Asset Holding Companies shall become due and payable on the Closing of this Agreement;

(E)	WHEREAS, certain Group Companies and Operating Asset Holding Companies, as borrowers, guarantors or obligors, are parties to financing agreements with financial institutions and other third party financing sources listed as of the Effective Date and the end of the last month prior to the Signing Date in Annex P-E (the Lenders);

NOW, THEREFORE, the Parties hereto agree as follows:

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§ 1

MERCKLE, CT, ABZ AND THEIR SUBSIDIARIES

1.1	Merckle

1.1.1	Merckle is a limited liability company (Gesellschaft mit beschränkter Haftung) organised under the laws of Germany with registered offices at Blaubeuren and registered with the Commercial Register (Handelsregister) of the Lower Court (Amtsgericht) Ulm under HR B 5125.

1.1.2	The registered share capital (Stammkapital) of Merckle amounts to EUR 500,000 (five hundred thousand Euro). The registered share capital of Merckle is divided into three shares in the nominal amounts of (i) EUR 25,000 (twenty five thousand Euro) (share no. 1 according to the shareholders’ list submitted to the commercial register), (ii) EUR 255,000 (two hundred fifty five thousand Euro) (share no. 2 according to the shareholders’ list submitted to the commercial register) and (iii) EUR 220,000 (two hundred twenty thousand Euro) (share no. 3 according to the shareholders’ list submitted to the commercial register), all held by Seller 1 (the Merckle Shares).

1.2	CT

1.2.1	CT is a limited liability company (Gesellschaft mit beschränkter Haftung) organised under the laws of Germany with registered offices at Berlin and registered with the Commercial Register (Handelsregister) of the Lower Court (Amtsgericht) Charlottenburg under HR B 21928 B.

1.2.2	The registered share capital (Stammkapital) of CT amounts to EUR 1,100,000 (one million one hundred thousand Euro). The registered share capital of CT is represented in one share in the nominal amount of (i) EUR 100,000 (one hundred thousand Euro) (share no. 1 according to the shareholders’ list submitted to the commercial register) held by Seller 2 and (ii) one share in the nominal amount of EUR 1,000,000 (one million Euro) (share no. 2 according to the shareholders’ list submitted to the commercial register) held by Seller 3 (collectively the CT Shares).

1.3	AbZ

1.3.1	AbZ is a limited liability company (Gesellschaft mit beschränkter Haftung) organised under the laws of Germany with registered offices at Blaubeuren and registered with the Commercial Register (Handelsregister) of the Lower Court (Amtsgericht) at Ulm under HR B 3643.

1.3.2	The registered share capital (Stammkapital) of AbZ amounts to DEM 50,000 (fifty thousand Deutsche Mark). The registered share capital of AbZ is represented in one share in the nominal amount of DEM 50,000 (fifty thousand Deutsche Mark) (share no. 1 according to the shareholders’ list submitted to the commercial register), held by Seller 4 (the AbZ Share).

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1.4	Subsidiaries and participations of Merckle

1.4.1	A list of the Subsidiaries is set forth in Annex 1.4.1.

1.4.2	A list of minority participations held, directly or indirectly, by Merckle, is set forth in Annex 1.4.2.

1.4.3	CT and AbZ do not hold shares in other companies.

§ 2

ENTERPRISE AGREEMENT

2.1	Termination of Enterprise Agreement

Seller 1 and Merckle have declared the consensual rescission (einvernehmliche Aufhebung) of the domination and profit transfer agreement (Beherrschungs- und Gewinnabführungsvertrag) concluded between them with effect as of 31 December 2009, 24:00 hours CET.

2.2	Provision of Collateral prior to the Signing Date

Creditors of Merckle listed in Annex 2.2, have before the date hereof requested that Seller 1 provides collateral in accordance with Section 303 para. 1 German Stock Corporation Law (Aktiengesetz - AktG) and Seller 1 has assumed a surety (Bürgschaft) for Merckle’s payables to such creditors. To the extent that after the date hereof but before six (6) months have lapsed after the registration of the termination of the domination and profit-/loss-pooling agreement in the commercial register has been published (bekannt gemacht), further creditors of Merckle request that Seller 1 provide collateral for Merckle’s payables to them, Seller 1 will assume a surety also for the payables to such further creditors. The Purchaser agrees (i), in accordance with § 9 hereof, as of the Closing Date, to release Seller 1 from any such surety, other than sureties provided to Lenders, assumed by it, and (ii) with respect to any request after the Closing Date by creditors of Merckle, other than the Lenders to provide collateral to indemnify Seller 1 from such demand by providing collateral to the requesting creditor without any recourse to Seller 1.

§ 3

CASH POOLING, INTERCOMPANY FINANCIAL DEBT,

FINANCING OF GROUP COMPANIES AS FROM THE CLOSING DATE

3.1	Termination of Intercompany Cash Pooling

Any cash pooling between Group Companies and Operating Asset Holding Companies on the one side and the Sellers or Affiliates on the other side (the Intercompany Cash Pooling) was terminated prior to the Effective Date.

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Since the Effective Date, only the Group Companies and, as the case may be the Operating Asset Holding Companies, have participated in a cash pooling based on the scheme set forth in Annex 3.1 (the Intragroup Cash Pooling).

3.2	Intercompany Financial Debt

As a result of (i) extending loans, (ii) the non-settlement of balances resulting from the termination of the Intercompany Cash Pooling, (iii) the non-settlement of balances of current account relationships, (iv) the acquisition by the Sellers of any financial receivables owed by Group Companies and Operating Asset Holding Companies to Affiliates, (v) the coming into existence of profit transfer and loss absorption obligations, as the case may be, under profit transfer agreements as per the end of the fiscal year of the Group Companies and the Operating Asset Holding Companies ending on 31 December 2009 and (vi) other establishment of financial receivables and financial payables, the Sellers hold financial receivables owed by Group Companies and Operating Asset Holding Companies (Sellers’ Financial Receivables) and owe financial payables to Group Companies and Operating Asset Holding Companies (Sellers’ Financial Payables). The Sellers’ Financial Receivables and the Sellers’ Financial Payables are herein collectively referred to as the Intercompany Financial Debt. The Intercompany Financial Debt as of the Effective Date is reflected in the Pro Forma Financial Statements (as defined in § 11.3.2) and is, together with the Carve-in Financial Receivables (as defined in § 3.3) as of the Effective Date and as of the end of the last month prior to the Signing Date, together with the respective agreed interest rates, set forth in Annex 3.2.

3.3	Changes of the Intercompany Financial Debt after the Effective Date

After the Effective Date, the Intercompany Financial Debt has been subject to changes and may, until the Closing Date, be subject to further changes, as a result of (i) settlement, (ii) set-off of Sellers’ Financial Receivables against Sellers’ Financial Payables including, but not limited to, the set-off of profit transfer obligations against loan repayment obligations and the novation of the remainder of such profit transfer obligation into new loans, (iii) accrual of interest on Sellers’ Financial Receivables and Sellers’ Financial Payables (iv) provision of working capital loans from Group Companies to Seller 1, (v) acquisition by the Sellers of financial receivables held by Affiliates and owed by Group Companies and Operating Asset Holding Companies, the amount of which as of the Effective Date is, together with the applicable interest rates, set forth in Annex 3.3, or acquisition of Sellers’ Financial Receivables owed to other Sellers, and (vi) acquisition of Required Operating Assets or of shares of Operating Asset Holding Companies by a Group Company and, as the case may be, the subsequent acquisition of the resulting purchase price claims against Group Companies of Affiliates and Sellers by Seller 1. This applies in particular the fact that, Seller 1 will acquire from the other Sellers and the Affiliates all their purchase price claims against Group Companies resulting from the acquisition of Required Operating Assets or shares of Operating Asset Holding Companies by Group Companies (Carve-in Financial Receivables).

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The Sellers shall ensure that no changes (other than in respect of the accrual of interest) will occur in the Intercompany Financial Debt after the expiry of the 4th (fourth) day preceding the Closing Date.

3.4	Financial payables of Affiliates

The amount of the financial payables owed by Affiliates to Group Companies and to Operating Asset Holding Companies as of the Effective Date is, together with the respective agreed interest rates, set forth in Annex 3.4.

3.5	Intragroup Debt, Trade Receivables and Payables

All receivables and payables (including, for the avoidance of doubt, financial and trade receivables and payables) existing between companies that are Group Companies or Operating Asset Holding Companies (the Intragroup Debt) as well as all trade receivables owed by Group Companies and Operating Asset Holding Companies to the Sellers and the Affiliates and all trade payables owed by the Sellers and the Affiliates to Group Companies and Operating Asset Holding Companies remain unaffected by this Agreement.

3.6	Post-Closing Financing, Discharge of Financial Debt

3.6.1	The Purchaser is aware of, and hereby acknowledges, that it is its sole responsibility to arrange for the necessary and appropriate financing of the Group Companies, the Operating Asset Holding Companies and the Business relating to the period as from the Closing Date.

3.6.2	The Purchaser shall ensure that

(a)	all debt existing on the Closing Date owed by Group Companies and Operating Asset Holding Companies under bank financing facilities, and

(b)	all financial payables existing on the Closing Date owed by Group Companies and Operating Asset Holding Companies to Affiliates,

in each case including any accrued and unpaid interest thereon, are repaid immediately after the acquisition of the Merckle Shares, the CT Shares and the AbZ Share on the Closing Date. At the latest three Business Days prior to the Closing Date, the Sellers shall provide the Purchaser with a list of all debt to be repaid in such manner (Financial Debt to be Discharged). Annexe P-E and Annex 3.6.2 lists the Financial Debt to be Discharged as of the Effective Date and the end of the last month prior to the Signing Date.

3.6.3

The Purchaser undertakes to commence, promptly after the Signing Date, negotiations with those banks (Surety Banks), which have provided sureties, guaranties or other security (Sureties) for liabilities of Group Companies

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or Operating Asset Holding Companies toward creditors of Group Companies and Operating Asset Holding Companies with the purpose to ensure the continuance of the Sureties beyond the Closing Date, provided the Sellers and the Affiliates are released from any liability resulting from or in connection with the Sureties (no matter whether as a result of credit or surety request, credit or surety agreement or joint liability) as of the Closing Date (Release). If no such agreement with the Surety Banks is reached by the Closing Date, the Purchaser will provide at the Closing Date cash collateral to each respective Surety Bank, in an amount equal to the amount of the Surety or the amount of coverage plus accrued unpaid interest, costs and charges to achieve a Release as of the Closing Date. The Sureties and the obligations backed by the Sureties existing on the end of the last months prior to the Signing Date are attached as Annex 3.6.3. Further Sureties outside the ordinary course of business will, until the Closing Date, only be concluded with the explicit written consent of the Purchaser.

§ 4

SALE AND PURCHASE, TRANSFER OF MERCKLE

4.1	Sale and Purchase of the Merckle Shares

Seller 1 hereby sells to Purchaser, and the Purchaser hereby purchases from Seller 1, upon the terms and conditions of this Agreement, the Merckle Shares together with all rights pertaining thereto, in particular the rights to all profits of the current fiscal year and to all profits of former fiscal years that have not been distributed to shareholders by the Effective Date (e.g, accumulated profits (vorgetragene Gewinne) and profits for which a resolution on profit appropriation (Gewinnverwendungsbeschluss) has not been taken by the Effective Date).

4.2	Sale and Purchase of the Merckle Financial Receivables

Seller 1 hereby sells to Purchaser, and the Purchaser hereby purchases from Seller 1, upon the terms and conditions of this Agreement, all Sellers’ Financial Receivables (including the Carve-in Financial Receivables which Seller 1 will acquire prior to the Closing Date) including any accrued and unpaid interest thereon, owed to Seller 1 as of the Closing Date (the Merckle Financial Receivables).

4.3	Transfer of the Merckle Shares and Merckle Financial Receivables

At the Closing, Seller 1 shall assign and transfer to Purchaser

(a)	the Merckle Shares and

(b)	the Merckle Financial Receivables

in each case in accordance with the provisions set forth in §§ 10.3.14 and 10.3.15.

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§ 5

SALE AND PURCHASE, TRANSFER OF CT

5.1	Sale and Purchase of the CT Shares

Sellers 2 and 3 hereby sell, and the Purchaser hereby purchases, upon the terms and conditions of this Agreement, the CT Shares together with all rights pertaining thereto, in particular the rights to all profits of the current fiscal year and to all profits of former fiscal years that have not been distributed to shareholders by the Effective Date (e.g. accumulated profits (vorgetragene Gewinne) and profits for which a resolution on profit appropriation (Gewinnverwendungsbeschluss) has not been taken by the Effective Date). Furthermore, Seller 2 and 3 hereby each irrevocably waive their respective pre-emptive right for the CT Shares.

5.2	Sale and Purchase of the CT Financial Receivables

Sellers 2 and 3 hereby sell to the Purchaser, and the Purchaser purchases from Sellers 2 and 3, upon the terms and conditions of this Agreement, all Sellers’ Financial Receivables, including any accrued and unpaid interest thereon, owed to Sellers 2 and 3 as of the Closing Date (CT Financial Receivables).

5.3	Transfer of the CT Shares and CT Financial Receivables

At the Closing, Sellers 2 and 3 shall assign and transfer to Purchaser

(a)	the CT Shares and

(b)	the CT Financial Receivables

in each case in accordance with the provisions set forth in §§ 10.3.14 and 10.3.15.

§ 6

SALE AND PURCHASE, TRANSFER OF ABZ

6.1	Sale and Purchase of the AbZ Share

Seller 4 hereby sells, and the Purchaser hereby purchases, upon the terms and conditions of this Agreement, the AbZ Share together with all rights pertaining thereto, in particular the rights to all profits of the current fiscal year and to all profits of former fiscal years that have not been distributed to shareholders by the Effective Date (e.g. accumulated profits (vorgetragene Gewinne) and profits for which a resolution on profit appropriation (Gewinnverwendungsbeschluss) has not been taken by the Effective Date).

6.2	Sale and Purchase of the AbZ Financial Receivables

Seller 4 hereby sells to the Purchaser, and the Purchaser hereby purchases form Seller 4, upon the terms and conditions of this Agreement, all Sellers’ Financial Receivables, including any accrued and unpaid interest thereon, owed to Seller 4 as of the Closing Date (the AbZ Financial Receivables).

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6.3	Transfer of the AbZ Share and AbZ Financial Receivables

At the Closing, Seller 4 shall assign and transfer to the Purchaser

(a)	the AbZ Share and

(b)	the AbZ Financial Receivables

in each case in accordance with the provisions set forth in §§ 10.3.14 and 10.3.15.

§ 7

REPAYMENT OF FINANCIAL PAYABLES

7.1	Repayment of Sellers’ Financial Payables

Each Seller undertakes to repay, on the Closing Date, the Sellers’ Financial Payables owed by it, in each case including any accrued and unpaid interest thereon, to the respective Group Companies and Operating Asset Holding Companies. Each Seller therefore hereby instructs (weist an) the Purchaser to pay a partial amount of the purchase price payable to it that is equal to the sum of the Sellers’ Financial Payables owed by it to the creditors of such Sellers’ Financial Payables.

At the latest three Business Days prior to the Closing Date, Seller 1 shall provide the Purchaser with a list of all debt to be repaid in accordance with this § 7.1, showing the respective amounts and creditors of such debt and the account to which payment must be made.

7.2	Repayment of Financial Payables owed by Affiliates to Group Companies and Operating Asset Holding Companies

7.2.1	Seller 1 shall ensure that the financial payables owed by the companies controlled by it (abhängige Unternehmen) within the meaning of Section 17 of the German Stock Corporation Law (Aktiengesetz – AktG) (with the exception of Group Companies and Operating Asset Holding Companies) to Group Companies and Operating Asset Holding Companies are repaid to the respective creditors on the Closing Date. Furthermore, Seller 1 shall ensure that the existing loan repayment claim of ratiopharm GmbH against Ludwig Merckle GmbH & Co. KG, internal loan number 15801300, loan extension date 19 December 2008, which amounted to EUR 1,199,163.99 (one million one-hundred ninety-nine thousand one-hundred sixty-three Euros and ninety-nine eurocent) as of the Effective Date, will be repaid, plus accrued interest, to ratiopharm GmbH on the Closing Date.

7.2.2	Sellers 2 through 4 shall ensure that all financial payables owed by Affiliates to Group Companies and Operating Asset Holding Companies, other than the financial payables covered by § 7.2.1 above, are repaid to the respective creditors on the Closing Date.

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7.2.3	At the latest 3 (three) days prior to the Closing Date, Seller 1 shall provide the Purchaser with a calculation of the financial payables owed by Affiliates to Group Companies and Operating Asset Holding Companies as of the Closing Date.

§ 8

PURCHASE PRICE, PAYMENT OF THE PURCHASE PRICE

8.1	Aggregated Purchase Price

8.1.1	The purchase price with respect to Merckle due to Seller 1 (Merckle Purchase Price) is the sum of

(a)	the purchase price for the sale of the Merckle Shares (the Merckle Share Purchase Price) which amounts to EUR 2,530,401,538 (Euro two billion five hundred thirty million four hundred one thousand five hundred thirty eight) and

(b)	the purchase price for the Merckle Financial Receivables which is equal to the nominal amount of the principal thereof plus any interest accrued and unpaid thereon up to the Closing Date and will be communicated by Seller 1 to Purchaser in accordance with § 8.2 hereof.

8.1.2	The purchase price with respect to CT due to Seller 2 (CT Purchase Price 1) is the sum of

(a)	the purchase price for the sale of the CT Shares owned by Seller 2 28,692,851 (Euro twenty eight million six hundred ninety two thousand eight hundred fifty one) (the CT Share Purchase Price 1) and

(b)	the purchase price for the CT Financial Receivables due to Seller 2 which is equal to the nominal amount of the principal thereof plus any interest accrued and unpaid thereon up to the Closing Date and which will be communicated by Seller 1 to Purchaser in accordance with § 8.2 hereof.

8.1.3	The purchase price with respect to CT due to Seller 3 (CT Purchase Price 2) is the sum of

(a)	the purchase price for the sale of the CT Share owned by Seller 3 (the CT Share Purchase Price 2) which amounts to EUR 286,928,509 (Euro two hundred eighty six million nine hundred twenty eight thousand five hundred nine) and

(b)	the purchase price for the CT Financial Receivables due to Seller 3 which is equal to the nominal amount of the principal thereof plus any

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interest accrued and unpaid thereon up to the Closing Date and which will be communicated by Seller 1 to Purchaser in accordance with § 8.2 hereof.

8.1.4	The purchase price with respect to AbZ (AbZ Purchase Price) is the sum of

(a)	the purchase price for the sale of the AbZ Share (the AbZ Share Purchase Price) which amounts to EUR 149,499,951 (Euro one hundred forty nine million four hundred ninety nine thousand nine hundred fifty one) and

(b)	the purchase price for the AbZ Financial Receivables which is equal to the nominal amount of the principal thereof plus any interest accrued and unpaid thereon up to the Closing Date and which will be communicated by Seller 1 to Purchaser in accordance with § 8.2 hereof.

8.1.5	The sum of the Merckle Purchase Price, the CT Purchase Price 1, the CT Purchase Price 2 and the AbZ Purchase Price is herein referred to as the Aggregated Purchase Price.

8.2	Calculation of the purchase prices for Sellers’ Financial Receivables

At the latest three (3) Business Days prior to the Closing Date, Seller 1 shall provide the Purchaser with a calculation of the amounts of the purchase prices for the Merckle Financial Receivables, the CT Financial Receivables and the AbZ Financial Receivables as of the Closing Date. In this calculation, Seller 1 shall separately show the financial receivables owed by Group Companies and Operating Asset Holding Companies that were acquired by Seller 1 in accordance with § 3.3 (v) or (vi) from Affiliates or other Sellers prior to the Closing Date.

8.3	Due Date; Interest

The Aggregated Purchase Price shall become due and payable on the Closing Date together with interest accruing on the Merckle Share Purchase Price, the CT Share Purchase Price 1, the CT Share Purchase Price 2 and the AbZ Share Purchase Price at the rate of eight (8) percent per annum, commencing on the Effective Date and ending on the Closing Date. Interest shall be calculated on the basis of actual days elapsed and a calendar year with 360 days.

8.4	Payment of the Aggregated Purchase Price

On the Closing Date, the Purchaser shall pay the Aggregated Purchase Price, together with interest accrued thereon pursuant to § 8.3, in Euro by way of wire transfer (elektronische Überweisung) - to be credited on the same day - free of any costs and fees as follows:

8.4.1	a partial amount equal to the amount of the Sellers’ Financial Receivables that are owed to Seller 1 and were acquired by Seller 1 in accordance with

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§ 3.3 (v) or (vi) from Affiliates or one or more other Sellers prior to the Closing Date shall be paid by the Purchaser to the Trustees’ account designated for such purpose in Annex 8.4;

8.4.2	a partial amount equal to the amount of the CT Purchase Price 1, together with interest accrued on the CT Share Purchase Price 1 pursuant to § 8.3 less the sum of the Sellers’ Financial Payables owed by Seller 2, shall be paid by the Purchaser to the account of Seller 2 designated for such purpose in Annex 8.4;

8.4.3	a partial amount equal to the amount of the CT Purchase Price 2, together with interest accrued on the CT Share Purchase Price 2 pursuant to § 8.3 less the sum of the Sellers’ Financial Payables owed by Seller 3, shall be paid by the Purchaser to the account of Seller 3 designated for such purpose in Annex 8.4;

8.4.4	a partial amount equal to the amount of the AbZ Purchase Price, together with interest accrued on the AbZ Share Purchase Price pursuant to § 8.3 less the sum of the Sellers’ Financial Payables owed by Seller 4, shall be paid by the Purchaser to the account of Seller 4 designated for such purpose in Annex 8.4;

8.4.5	a partial amount equal to the amount of the Sellers’ Financial Payables together with unpaid accrued interest thereon as of the Closing Date shall be paid by the Purchaser in accordance with § 7.1 to the Group Companies and Operating Asset Holding Companies in settlement of the Sellers’ Financial Payables;

8.4.5(a)	a partial amount of EUR 100,000,000 (Euro one hundred million) (Purchase Price Escrow Amount) to the escrow account to be opened and maintained in accordance with the purchase price escrow agreement pursuant to § 8.5.1 unless the Sellers exercise prior to Closing their right pursuant to § 8.5.2; and

8.4.6	the remainder after payment of the abovementioned partial amounts shall be paid by the Purchaser to the Trustees’ account designated for such purpose in Annex 8.4.

8.4.7	At the latest 3 (three) Business Days prior to the Closing Date, Seller 1 shall provide the Purchaser with a breakdown of the Aggregated Purchase Price into the items specified in §§ 8.4.1 through 8.4.6 above and the composition of such items.

8.4.8	The payments pursuant to §§ 8.4.1 through 8.4.6 shall fully discharge (schuldbefreiende Wirkung) the Purchaser from its obligation to pay the Aggregated Purchase Price to the Sellers. §§ 8.4.1 through 8.4.6 are mere payment clauses and do not affect the transactions constituting an obligation (Verpflichtungsgeschäfte) set forth in this Agreement.

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8.4.9	The right of any Party to set-off and/or to withhold any payments due under this Agreement is hereby expressly waived and excluded except for claims which are undisputed or res iudicatae (rechtskräftig durch ein Gericht oder Schiedsgericht festgestellte Ansprüche).

8.5	Purchase Price Escrow; Pledge

8.5.1	Sellers and Purchaser will enter, with the approval of the Trustees, into an escrow agreement (Purchase Price Escrow Agreement) to be negotiated in good faith between the Parties with an escrow agent to be determined jointly by the Sellers and the Purchaser (Purchase Price Escrow Agent), pursuant to which the purchase price escrow amount of EUR 100,000,000 (Euro one hundred million) will be deposited with the Purchase Price Escrow Agent for a time period of five years following the Closing Date, to secure claims of the Purchaser pursuant to §§ 11 through 13. If prior to the expiry of the five year term a tax field audit (Betriebsprüfung) for the business years 2008 or 2009 has commenced but is not yet terminated, the term of the purchase price escrow shall be extended until six (6) weeks after the issuance oftax assessment for the abovementioned business years.

8.5.2	Seller 1 may at any time request the termination of the Purchase Price Escrow Agreement and the payment of the purchase price escrow amount if he pledges to secure claims of the Purchaser under this Agreement, on the basis of a pledge agreement to be agreed between the Parties in good faith, a partial amount of EUR 200,000,000 (Euro two hundred million) of its claim against Kötitzer Ledertuch- und Wachstuchwerke GmbH, which is in the annual account of Seller 1 as of the Effective Date shown with a value of EUR 509,900,000 (Euro five hundred nine million nine hundred thousand), provided that such claim is at the date of the request valuable (werthaltig). Seller 1 shall be entitled to make such request already prior to the Closing Date.

8.6	Value Added Tax

The Sellers undertake not to exercise their options to make the sales pursuant to § 4, § 5 and § 6 above subject to VAT.

8.7	Parent Guarantee

The Parent hereby unconditionally and irrevocably guarantees on first demand by way of an independent promise of guarantee pursuant to Section 311 para. 1 BGB (selbständiges Garantieversprechen im Sinne des § 311 Abs 1 BGB) the fulfilment of the financial obligations of the Purchaser pursuant to §§ 2.2, 3.6.2, 3.6.3, 8.4, § 9, 14.2, 15.4.3, 15.4.4 and § 18 of this Agreement, in particular, but not limited to, the payment of the Aggregated Purchase Price.

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§ 9

RELEASE OF THE SELLERS FROM SURETIES

The Purchaser undertakes that, until the Closing Date or as soon as reasonably possible thereafter and in any case no later than three months after the Closing Date, the Sellers and their Affiliates shall be released from any liabilities and obligations under sureties (Bürgschaften), guarantees (Garantien), comfort letters (Patronatserklärungen) and similar instruments which they have issued or provided for the benefit of third parties in order to secure obligations of Group Companies and Operating Asset Holding Companies, including but not limited to the instruments listed in Annex 9. With respect to the Sureties pursuant to §3.6.3, with respect to which the Sellers and the Affiliates have a back to back liability or are co-liable vis-à-vis the issuing banks, the release shall occur on the Closing Date. The Purchaser shall procure that the respective Sellers and Affiliates are fully discharged from any liabilities whatsoever under the obligations assumed. If and to the extent the respective Sellers and Affiliates cannot be effectively released from such liabilities and obligations by the Purchaser as of the Closing Date, the Purchaser shall indemnify the respective Sellers and Affiliates from any claim under such liabilities and obligations and hold them harmless against any damage and cost resulting therefrom, except when the facts constituting the basis for the claim of the secured beneficiary of such security would give raise to a claim of the Purchaser against the Sellers under this Agreement. The Purchaser shall not be entitled to set-off own claims against the indemnification claim of the respective Seller and Affiliate or make use of a retention right, unless the respective claims of the Purchaser are undisputed or res iudicatae .

§ 10

CLOSING; CLOSING CONDITIONS

10.1	Place and Date of Closing

The consummation of the transactions contemplated by this Agreement (the Closing) shall take place at the offices of Freshfields Bruckhaus Deringer LLP in Cologne Germany at 10:00 a.m. (CET) five (5) Business Days after the date on which the last Closing Condition set forth in § 10.2 has been fulfilled or waived, or at any other time or place which Seller 1 and the Purchaser shall mutually agree upon with the consent of the Trustees (such date the Closing Date).

10.2	Closing Conditions

The obligations of the Sellers and the Purchaser to carry out the Closing shall be subject to the satisfaction of the following conditions to Closing (the Closing Conditions):

10.2.1	The consummation of the transactions contemplated by this Agreement shall have become permissible under Council Regulation (EC) No. 139/2004 of 20 January 2004 on the control of concentrations between undertakings (the EC Merger Regulation) (ECMR). This condition shall, in particular, be deemed satisfied if the European Commission has decided that the proposed concentration (Zusammenschlussvorhaben) is compatible with the Common Market.

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10.2.2	With respect to the transactions contemplated by this Agreement, pursuant to the Canadian Competition Act, the Commissioner of Competition shall have either: (i) issued a notice in writing that the Commissioner does not intend to make an application under Section 92 thereof and either (x) the applicable waiting period shall have expired or been waived or terminated pursuant to Section 123 thereof or (y) the Purchaser shall have received a waiver of the notification obligation under section 113(c) thereof; or (ii) issued an advance ruling certificate pursuant to Section 102 thereof.

10.2.3	The transactions contemplated by this Agreement are not prohibited in accordance with Sections 7 para. 1 and para. 2 no. 6 AWG in connection with Section 53 para. 2 sentence 4 AWV. This Closing Condition is deemed to have been fulfilled if:

(a)	the BMWi has issued a certificate attesting the permissibility (Unbedenklichkeitsbescheinigung) of the transactions contemplated by this Agreement in accordance with Section 53 para. 3 sentence 1 AWV; or such certificate of permissibility (Unbedenklichkeitsbescheinigung) is deemed to have been issued pursuant to Section 53 para. 3 sentence 2 AWV; or if the

(b)	the BMWi within the two-month period in accordance with Section 53 para. 2 sentence 4 AWV informs the Parties that it does not prohibit the transactions contemplated by this Agreement; or such two-month period has passed without the BMWi having prohibited or having issued orders with regard to the transactions contemplated by this Agreement; or

(c)	the BMWi issues orders relating to the transactions contemplated by this Agreement within the two-month period in accordance with Section 53 para. 2 sentence 4 AWV without prohibiting them and all Parties agree that the Closing shall occur despite the issued orders.

10.2.4	The Group Companies and the Operating Asset Holding Companies have been or will be fully, irrevocably and unconditionally released or will be released subject only to the payment of the Aggregated Purchase Price including any unpaid interest pursuant to § 8.4 and the repayment of the Financial Debt to be Discharged from any obligations under or in connection with the Standstill Agreement.

10.2.5

All encumbrances, in particular those listed in Annex 10.2.5 on (i) the shares in the Group Companies and the Operating Asset Holding Companies, (ii) the Merckle Financial Receivables, (iii) the CT Financial Receivables, (iv) the AbZ Financial Receivables as well as (v) encumbrances on the assets of the Group Companies, including Required Operating Assets

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and Operating Asset Holding Companies that have been created in favour of the banks, in particular the Lenders, have been fully, unconditionally and irrevocably released or will be released subject only to the payment of the Aggregated Purchase Price including any unpaid interest pursuant to § 8.4 and the repayment of the Financial Debt to be Discharged.

10.2.6	The Group Companies and the Operating Asset Holding Companies have been or will be fully, irrevocably and unconditionally released or will be released subject only to (i) the payment of the Aggregated Purchase Price including any unpaid interest pursuant to § 8.4 and the repayment of the Financial Debt to be Discharged and (ii) the payment of the outstanding Cash-Pool Payables (as defined below) by the Trustees as of the Closing Date pursuant to § 10.3.16 from any liabilities and joint liabilities (Mithaftungen) for liabilities of third parties as set out on p. 33 of the consolidated audited account of Merckle for 2009, released. Cash-Pool Payables shall be the liabilities from (x) the cash-pooling agreements between inter alia Crédit Mutuel Niederlassung Deutschland and VEM Vermögensverwaltung GmbH, ratiopharm Finance Ireland ltd. and Laboratoire ratiopharm S.A. dated 29 August 2006, 15 September 2006 and 21 September 2006, (y) the framework agreement Dresdner Cash Concentrating between, inter alia, Dresdner Bak Aktiengesellschaft (now Commerzbank Aktiengesellschaft) and VEM Vermögensverwaltung GmbH dated 10 April 2002 and (z) the agreement about the participation in the db-Transfer between, inter alia, Deutsche Bank AG, branch Ulm and VEM Vermögensverwaltung GmbH dated 22 Mai 2001. The Parties agree that the security trust agreement in favor of the credit insurers of the suppliers of the Business must not be released upon Closing but may continue to exist.

10.2.7	No judgment, injunction or order by any court or governmental authority prohibits the consummation of the transactions contemplated by this Agreement under the laws of Germany, Israel, Canada and/or the United States of America.

10.2.8	No circumstances have occurred (i) on or prior to the Signing Date which, result in any of the Sellers’ guarantees set forth in § 11.2 through § 11.13 have been breached, which could be expected, to result at the Group Companies and/or the Operating Asset Holding Companies, either individually or in the aggregate, in damages according to Sections 249 et seq. BGB in an amount of at least 10% of the Aggregated Purchaser Price and (ii) between the Signing Date and the Effective Date that would constitute a willful material breach against material obligations pursuant to § 15.3.1 and which would result in a material economic damage. The Parties clarify that the non-occurrence of all other events that are not comprised in (i) and (ii), even if they would have a material adverse effect on the Group Companies or the Operating Asset Holding Companies, their assets, financial situation and profitability or the Business, in particular government actions to reduce cost of the public health system, does not constitute a condition to Closing.

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The Purchaser shall have the right to entirely or partly waive the Closing Condition pursuant to § 10.2.8.

10.2.9	Each shareholder of Seller 1 declares that he procures vis-à-vis the Purchaser that Seller 1 complies with its obligations pursuant to § 15.5 of this Agreement.

The Purchaser shall have the right to entirely or partly waive the Closing Condition pursuant to § 10.2.9.

10.3	Actions on the Closing Date

At the Closing, the Parties shall simultaneously (Zug um Zug) take the following actions (the Closing Actions):

10.3.1	The Sellers shall deliver to the Purchaser duly executed resignation letters, effective at or prior to the Closing Date, of those officers (Geschäftsführer) and members of any board (Gremienmitglieder) of any of the Group Companies who are listed in Annex 10.3.1.

10.3.2	The Sellers shall take, or cause to be taken, shareholders’ resolutions of the respective Group Companies at the Closing with which discharge (Entlastung) is granted to each of the officers and board members (Gremienmitglieder) of the Group Companies set forth in Annex 10.3.1 on the terms set forth in the Annex 10.3.2 for the fiscal year 2009 and for the time period from the Effective Date through the date their resignations become effective.

10.3.3	The Sellers, the Purchaser and the Purchase Price Escrow Agent shall enter into the Purchase Price Escrow Agreement.

10.3.4	As an alternative to § 10.3.3 Seller 1 and the Purchaser shall enter into the Pledge Agreement.

10.3.5	The Purchaser shall hand over to the Sellers any declarations which are available on the Closing Date of the beneficiaries of the sureties (Bürgschaften), guarantees (Garantien), comfort letters (Patronatserklärungen) and similar instruments set forth in Annex § 9 and granted with respect to obligations of Group Companies by the Sellers and the Affiliates whereby such beneficiaries waive all of their rights under such instruments.

10.3.6	The Sellers shall hand over to the Purchaser a confirmation by the Standstill Agent evidencing that the Group Companies and the Operating Asset Holding Companies have been fully, irrevocably and unconditionally released from the Standstill Agreement or will be so released subject only to the payment of the Aggregated Purchase Price including any interest pursuant to § 8.4 and the repayment of the Financial Debt to be Discharged.

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10.3.7	The Sellers shall hand over to the Purchaser evidence confirming that the encumbrances listed in Annex 10.2.5 on (i) the shares in the Group Companies and the Operating Asset Holding Companies, (ii) the Merckle Financial Receivables, (iii) the CT Financial Receivables, (iv) the AbZ Financial Receivables as well as (v) encumbrances on the assets of the Group Companies, including Required Operating Assets and Asset Holding Companies that have been created in favour of the banks, in particular the Lenders, have been fully, unconditionally and irrevocably released or will be so released subject only to the payment of the Aggregated Purchase Price including any interest pursuant to § 8.4 and the repayment of the Financial Debt to be Discharged.

10.3.8	The Purchaser shall pay the Aggregated Purchase Price together with any interest thereon in accordance with § 8.4 and shall provide Seller 1 with written evidence of such payment.

10.3.9	Seller 1 shall provide the Purchaser with a declaration of Merckle approving the transfer of the Merckle Shares to the Purchaser. Sellers 2 and 3 shall provide the Purchaser with a declaration of CT approving the transfer of the CT Shares to the Purchaser.

10.3.10	Following payment of the Aggregated Purchase Price in accordance with § 8.4 of this Agreement, the Sellers shall confirm such receipt in writing to the Purchaser.

10.3.11	The Sellers shall provide the Purchaser with written evidence that the financial payables owed by Affiliates to Group Companies and Operating Asset Holding Companies were repaid by such Affiliates on the Closing Date. Evidence shall be provided through a confirmation issued by a major European bank showing that the amounts required for repayment of the financial payables owed by Affiliates to Group Companies and Operating Asset Holding Companies to the respective creditors were paid to the accounts designated by Seller 1.

10.3.12	The Purchaser shall repay the Financial Debt to be Discharged effective no later than as of the expiry of the Closing Date and shall provide the Sellers with evidence that the Financial Debt to be Discharged was repaid by means of a confirmation issued by a major European bank according to which the amounts specified in § 7.1 were paid to the accounts designated by Seller 1.

10.3.13	The Purchaser shall provide the Sellers with evidence in writing that pursuant to § 3.6.3 the Sureties have been discharged or cash collateral has been provided.

10.3.14	The Sellers and the Purchaser shall execute transfer agreements regarding the Merckle Shares, the CT Shares and the AbZ Share pursuant to the draft agreements attached hereto as Annexes 10.3.14 (a) through (c).

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10.3.15	The Sellers and the Purchaser shall execute transfer agreements regarding the Merckle Financial Receivables, the CT Financial Receivables and the AbZ Financial Receivables pursuant to the draft agreement attached hereto as Annexes 10.3.15 (a) through (c).

10.3.16	Seller 1 provides the Purchaser with evidence in writing that the Cash-Pool Payables have been paid.

10.3.17	The Parties shall execute a notarised closing memorandum confirming the satisfaction of the Closing Conditions and the taking of actions set forth in § 10.3.1 through (and including) § 10.3.16.

10.4	Currency Conversion

All Intercompany Financial Debt that is not quoted in Euro shall be converted into amounts quoted in Euro using the exchange rate published by the European Central Bank at the end of the fourth (4th) Business Days prior to the Closing Date.

10.5	Default

Any failure by any Party to make any payment to be made at the Closing Date or any other due date shall result in such Party’s immediate default (Verzug) without any reminder by any other Party being required. The amount of any payment which is overdue shall carry interest at the higher of (i) the contractually agreed rate, if any, plus 300 basis points per annum and (ii) the statutory default interest rate (Verzugszinssatz), in each case as from the date of default until the date when the overdue amount is paid, such interest rate calculated on the basis of actual days elapsed and a calendar year with 360 days and payable at the same time as the principal to which it relates.

10.6	Consequences of Non-Satisfaction of the Closing Conditions

10.6.1	If the Closing has not occurred, at the latest, three (3) months after the Signing Date because any of the Closing Conditions under § 10.2.4 and § 10.2.5 have not been satisfied, the Purchaser may rescind this Agreement (vom Vertrag zurücktreten) by written notice to the Seller 1 and the Trustees with a copy to the acting notary. The rescission right in accordance with this § 10.6.1 shall expire the earlier of (i) the fulfilment of both Closing Conditions pursuant to § 10.2.4 and § 10.2.5 and (ii) nine (9) months after the Signing Date.

10.6.2

Furthermore, if the Closing has not occurred, at the latest, nine (9) months after the Signing Date because any of the Closing Conditions under § 10.2.1 through § 10.2.3 have not been satisfied, Seller 1, with the approval of the Trustees, may rescind this Agreement (vom Vertrag zurücktreten) with effect for all Sellers by written notice to the Purchaser with a copy to the acting notary. The rescission right of Seller 1 in accordance with this § 10.6.2 shall expire the earlier of (i) the fulfillment of all Closing Conditions pursuant

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to § 10.2.1 through § 10.2.3 and (ii) twenty-four (24) months after the Signing Date and following such expiry Purchaser may rescind this Agreement (vom Vertrag zurücktreten) by written notice to the Seller 1 and the Trustees with a copy to the acting notary.

10.6.3	If this Agreement is rescinded in accordance with this § 10.6, this Agreement shall cease to have force and effect and shall not create any binding obligation between the Parties except that (i) this § 10.6, § 16 (Confidentiality), § 18 (Costs and Taxes), § 19 (Notices) and § 20 (Miscellaneous) shall remain in force and effect.

§ 11

SELLERS’ GUARANTEES

11.1	Form and Scope of Sellers’ Guarantees

Each Seller hereby guarantees to the Purchaser by way of an independent promise of guarantee pursuant to Section 311 para. 1 BGB (selbständiges Garantieversprechen im Sinne des § 311 Abs. 1 BGB) that the statements set forth in § 11.2 through § 11.11 are complete and correct as of the Signing Date, unless another date is explicitly foreseen in the respective guarantee. The aforementioned promise of guarantee is made by (i) Seller 1 only in relation to Merckle and the Subsidiaries, (ii) Sellers 2 and 3 (on a joint basis) (untereinander als Gesamtschuldner) only in relation to CT and (iii) Seller 4 only in relation to AbZ, i.e. with the exception of the joint liability (Gesamtschuldnerschaft) of Sellers 2 and 3 for the promise of guarantee in relation to CT, the Sellers may not be held liable as joint debtors (Gesamtschuldner) for a breach of any guarantee.

11.2	Corporate Issues and Authority of the Sellers

11.2.1	As of the Closing Date, the statements in § 1 of this Agreement are correct. No Group Company holds any interest in any entity other than set forth in Annexes 1.4.1 and 1.4.2. The Group Companies and the Operating Asset Holding Companies have been duly established and are validly existing under the laws of the jurisdiction of their incorporation.

11.2.2

As of the Closing Date, the shares in the Group Companies and the Operating Asset Holding Companies have been validly issued, are fully paid in and are free from any encumbrances or other rights of third parties, and there are, as of the Closing Date and relating to the Group Companies and/or the Operating Asset Holding Companies, no (i) pre-emptive rights, options or other rights of third parties to acquire any of the shares in the Group Companies and the Operating Asset Holding Companies, (ii) voting arrangements (iii) trust arrangements, silent partnerships, sub-participations, or (iv) pending transfers or other dispositions or any obligations to transfer or otherwise dispose of any shares. As of the Closing Date, no Group Company or Operating Asset Holding Company is party to an agreement which would permit any party other than a Group Company or an Operating Asset Holding

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Company to control such Group Company or Operating Asset Holding Company or obligate it to transfer its profits to any such third party or similar arrangements.

11.2.3	As of the Closing Date, the Sellers are entitled to freely dispose of the Merckle Shares, the Merckle Financial Receivables, the CT Shares, the CT Financial Receivables, the AbZ Shares and the AbZ Financial Receivables respectively, without such a disposal infringing any rights of a third party or the third party has granted its consent.

11.2.4	The Merckle Financial Receivables, the CT Financial Receivables and the AbZ Financial Receivables exist.

11.2.5	As of the Signing Date and the Closing Date, no insolvency or similar proceeding concerning any of the Group Companies, the Operating Asset Holding Companies or the Sellers has been applied for. To the Sellers’ Best Knowledge, no circumstances exist which would require an application for or the opening of any insolvency or similar proceeding.

11.2.6	No Group Company and no Operating Asset Holding Company owns, directly or indirectly, any equity interest in any entity that is organized in Israel or that conducts business in Israel. The aggregate sales of the Group Companies and the Operating Asset Holding Companies, directly or indirectly, to Israel during each of the financial year ending on 31 December 2009 and the twelve-months period ending on the Signing Date did not, in each case, exceed USD two (2) million. All such sales were made directly to Israeli distributors or other Israeli companies, none of which were affiliated with the Group Companies or the Operating Asset Holding Companies.

11.3	Financial Statements

11.3.1	The audited consolidated annual statement of Merckle and the audited annual statements for CT and AbZ for 2009, as attached as Annex 11.3.1(a) (the Financial Statements) were prepared in accordance with German generally accepted accounting principles (unter Beachtung der Grundsätze ordnungsmäßiger Buchführung) (German GAAP) and (ii) present a true and fair view, in all material aspects, of the assets, financial condition and results of operation of the relevant companies as of the balance sheet date within the meaning of Section 297 para. 2 HGB for Merckle and Section 264 para. 2 HGB for CT and AbZ. Each Group Company and each Operating Asset Holding Company has the right to use all tangible and intangible assets which are currently used to conduct the Business.

11.3.2	The pro forma annual financial statements for 2009 which include the Group Companies and assume that the Required Operating Assets and the shares in the Operating Asset Holding Companies were acquired already in the fiscal year 2009, as attached as Annex 11.3.2 (the Pro Forma Financial Statements), based on the principles set out in the explanatory notes thereto, present a true and fair view of the combined assets, financial condition and results of operation of the companies included in the Pro Forma Financial Statements as of 31 December 2009.

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11.4	Material Contracts

Annex 11.4 (a) contains a list of the material contracts of which the main obligations (Hauptleistungspflichten) have not yet been fully performed by both sides and which have been entered into by any of the Group Companies or any of the Operating Asset Holding Companies with entities other than any of the Group Companies or any of the Operating Asset Holding Companies, which fall at least under one of the following stated categories and which are not already disclosed in Annex P-D (the Material Contracts):

11.4.1	Contracts on the acquisition, sale or encumbrance of real property or rights which are equivalent to real property which have a value of at least EUR 5,000,000 (five million Euro) in each case;

11.4.2	Contracts on the acquisition, sale or encumbrance of assets which have a value of at least EUR 5,000,000 (five million Euro) in each case and contracts on the acquisition or the sale of companies, business operations or parts of companies or business operations which have a value of at least EUR 5,000,000 (five million Euro) in each case;

11.4.3	Rental and lease (Pacht) contracts, leaseholds (Erbpachtvereinbarungen) and contracts on a usufruct (Nießbrauch) which require any of the Group Companies or any of the Operating Asset Holding Companies or the respective counterparty to make payments in each case of at least EUR 2,000,000 (two million Euro) per year;

11.4.4	Loan, bond, note and other credit agreements which have been concluded by any of the Group Companies or any of the Operating Asset Holding Companies as lender or borrower (except for extensions of time (Stundungen) which are common in the trade and have been concluded in the normal course of business), as well as any factoring agreements which have a value in each case of at least EUR 20,000,000 (twenty million Euro);

11.4.5	Guarantees, sureties, assumptions of debt, joinders in obligations, letters of comfort and similar obligations assumed by any of the Group Companies or any of the Operating Asset Holding Companies which have a value in each case of at least EUR 5,000,000 (five million Euro);

11.4.6	agreements regarding swaps, options, forward sales or purchases, futures or other financial derivatives and combinations thereof;

11.4.7	joint ventures, strategic alliances, joint developments of products and other form of co-operations with an unfulfilled payment obligation by the Group Companies or the Operating Asset Holding Companies exceeding in each case EUR 10,000,000 (ten million Euro);

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11.4.8	agreements relating to capital expenditures in an amount exceeding in each case EUR 10,000,000 (ten million Euro);

11.4.9	agreements with the ten (10) major customers of the Group Companies worldwide (based on the aggregate sales in 2009);

11.4.10	agreements with the ten (10) major suppliers of the Group Companies worldwide (based on the aggregate purchases in 2009);

11.4.11	lease agreements (other than real estate lease agreements) with any Group Company or Operating Asset Holding Company as lessor or lessee involving an annual rent in each case in excess of EUR 5,000,000 (five million Euro);

11.4.12	license agreements with any Group Company or Operating Asset Holding Company as licensee or licensor involving annual royalties exceeding in each case EUR 5,000,000 (five million Euro);

11.4.13	agency agreements, agreements with independent dealers and distributors, franchise agreements or other distribution agreements involving annual payment obligations of more than EUR 5,000,000 (five million Euro) in each case;

11.4.14	consultancy agreements (Beraterverträge) providing for an annual remuneration in excess of EUR 5,000,000 (five million Euro) in each case; and

11.4.15	any other agreements under which any Group Company and/or any Operating Asset Holding Company has to make payments exceeding EUR 25,000,000 (twenty-five million Euro) per year and which can not be terminated by the respective Group Company or Operating Asset Holding Company with six months’ notice at the most.

Except as disclosed in Annex 11.4, no party to a Material Contract has given a written notice of termination and to Sellers’ Best Knowledge no party to a Material Contract is in material breach of a Material Contract.

11.5	Labour Matters

11.5.1

Annex 11.5.1 (a) contains a list of those employees and officers (Geschäftsführer) of any of the Group Companies and the Operating Asset Holding Companies who have a claim to a fixed base salary (without additional components of remuneration such as bonuses, employee participations, stock options, company cars or other benefits) for the calendar year 2009 of more than a gross amount of EUR 150,000 (one hundred fifty thousand Euro) (the Key Personnel). Aside from the persons mentioned in Annex 11.5.1 (b) and those persons mentioned in Annex 10.3.1, no member of the Key Personnel was or has given notice of termination of his / her employment. True, complete and current copies of the service or employment contracts of the Key Personnel, together with information on the current levels

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of salary and other benefits (including, without limitation, stock options, any other equity based compensation, payments related to retirement benefits, bonuses or any payments related to a change of control) are disclosed in the Data Room. The Group Companies and the Operating Asset Holding Companies had approximately 5091 Full Time Equivalents (FTEs) as of the Effective Date.

11.5.2	Annex 11.5.2 contains a correct and complete list of all written collective bargaining agreements and other material agreements with unions, works councils and similar bodies to which any of the Group Companies or the Operating Asset Holding Companies is subject according to the Sellers’ Best Knowledge.

11.5.3	The Group Companies and the Operating Asset Holding Companies have paid all amounts due to any insurance company, pension fund or other body in connection with any pension commitments or other written commitments regarding employee benefits including anniversary, holiday or jubilee payments.

11.5.4	Unless disclosed in Annex 11.5.4 there neither are any employee participation schemes (Mitarbeiterbeteiligungsprogramme) in place in favour of current or former employees or officers nor is it planned to set up such schemes.

11.5.5	Except as disclosed in Annex 11.5.5, no Group Company and no Operating Asset Holding Company has experienced (i) any strike or lockout of its employees or (ii) any lawsuit with any union, workers’ council or other body of employee representation within in the last twelve (12) months before the Signing Date.

11.5.6	All compensation obligations (except, for the avoidance of doubt, wage tax and social security charges and withholding obligations which are exclusively dealt with in § 13 and except pension obligations) of the Group Companies and the Operating Asset Holding Companies to or in respect of their current and former employees or officers for periods prior to the Effective Date have been paid or provided for in the respective financial statements.

11.6	Permits and Approvals; Marketing Authorisations for Medicinal Products and Pharmaceuticals

11.6.1

To the Sellers’ Best Knowledge and except as listed in Annex 11.6.1, no official decrees (behördliche Verfügungen) by public authorities have been directed towards the Group Companies or the Operating Asset Holding Companies that would jeopardise the continuation of the Business in its current scope (Umfang) and in the way it is currently run (Art und Weise) and no such official decrees (behördliche Verfügungen) have been threatened in written form by public authorities vis-à-vis any of the Group Companies or the Operating Asset Holding Companies. This § 11.6.1 does not concern

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official decrees relating to governmental marketing authorisations (behördliche Zulassungen) of medicinal products and pharmaceuticals (medizinische Produkte), which are exclusively covered by § 11.6.3.

11.6.2	To the Sellers’ Best Knowledge and except as set forth in Annex 11.6.2, the Group Companies and the Operating Asset Holding Companies have all approvals and permits under applicable public law (excluding governmental marketing authorisations for medicinal products and pharmaceuticals (medizinische Produkte) which are covered by § 11.6.3) which are of material importance for its respective business operations and are required in order to continue its business activities substantially in the manner and scope as on the Signing Date and to the Sellers’ Best Knowledge no proceedings regarding a revocation (Widerruf) or withdrawal (Rücknahme) have been (i) initiated or (ii) threatened in writing, in each case in written form by public authorities vis-à-vis any of the Group Companies or the Operating Asset Holding Companies. To the Sellers’ Best Knowledge, each Group Company and Operating Asset Holding Company has complied in all material respects with all applicable laws, regulations and orders (excluding (i) approvals and permits under applicable public law which are covered by § 11.6.2 sentence 1 and (ii) governmental marketing authorisations for medicinal products and pharmaceuticals (medizinische Produkte) which are covered by § 11.6.3), except where the failure to comply could not reasonably be expected to result in any damages within the meaning of Sections 249 et seq. German Civil Code in an aggregate amount of at least EUR 30,000,000 (in words: Euro thirty million).

11.6.3	To the Sellers’ Best Knowledge, Annex 11.6.3 contains a complete list of all governmental marketing authorisations (behördliche Zulassungen) for medicinal products and pharmaceuticals (medizinische Produkte) for which circumstances exist that would justify a revocation or restriction of such authorisations by the respective authority.

11.7	Intellectual Property

11.7.1	The Group Companies and the Operating Asset Holding Companies own the patents specified in Annex 11.7.1 (a) and the rights arising from the patent applications specified in such Annex, as well as the trademarks specified in Annex 11.7.1 (b) and the rights arising from the trademark applications specified in such Annex (together the Owned IP Rights). Unless stated otherwise in Annex 11.7.1 (a) or Annex 11.7.1 (b), no Owned IP Right is encumbered with any third party rights.

11.7.2	The Group Companies and the Operating Asset Holding Companies are currently involved in pending IP infringement proceedings or threatened in writing by potential IP infringement proceedings as set forth in Annex 11.7.2. Apart from the IP infringement proceedings as set forth in Annex 11.7.2 and to the Sellers’ Best Knowledge, no Owned IP Rights have been infringed by third parties during the past 12 (twelve) months and no written claims of infringement of any third party intellectual property right have been made by any third party during the past 12 (twelve) months vis-à-vis any of the Group Companies or the Operating Asset Holding Companies.

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11.7.3	To the Seller’s Best Knowledge, apart from the proceedings as set forth in Annex 3, the Owned IP Rights have not been challenged by any third party vis-à-vis any of the Group Companies or the Operating Asset Holding Companies in writing.

11.7.4	Each Group Company has complied with and has paid when due all compensations under the provisions of the German Act on Employee Inventions (Arbeitnehmererfindungsgesetz) or similar foreign law.

11.8	Real Property and Environmental Matters

11.8.1	All real properties, inheritable building rights (Erbbaurechte) or similar rights in rem owned/held by a Group Company or an Operating Asset Holding Company are set out in Annex 11.8.1 and the Group Companies or Operating Asset Holding Companies named therein as owners/holders are the sole lawful owners of the respective real property/holders of the respective inheritable building right/holders of the respective similar right in rem and no dispute as to the ownership of the real properties/holdership of the inheritable building rights/holdership of the similar rights in rem is in existence or pending.

11.8.2	To the Sellers’ Best Knowledge, the real properties owned by a Group Company or an Operating Asset Holding Company are not subject to any encumbrances (including any previously established easements (altrechtliche Dienstbarkeiten) or encumbrances or restrictions under neighbour law (nachbarrechtliche Belastungen oder Beschränkungen), except as provided under statutory law), other than those listed in Annex 11.8.2 or those registered in the land register (Grundbuch) or the register for public easements (Baulastenverzeichnis) and no registration that has been applied for to the land register (Grundbuch) has not yet been registered.

11.8.3	To the Sellers’ Best Knowledge and except for the circumstances listed in Annex 11.8.3, the Group Companies and the Operating Asset Holding Companies as well as the real estate owned, occupied or used by the Group Companies and the Operating Asset Holding Companies have in all material respects complied with all relevant environmental laws, regulations (Rechtsverordnungen) and written orders by a competent authority of mandatory effect.

11.8.4

To the Sellers’ Best Knowledge and except for the circumstances listed in Annex 11.8.4, the Group Companies and the Operating Asset Holding Companies have not been held liable for damages, penalties, removal, remediation or other liability with respect to violation of any relevant environmental law, regulation (Rechtsverordnungen) or written order by a competent authority. No written notice from the competent authorities has been received by a Group Company or an Operating Asset Holding Company for

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any claim related to the violation of applicable environmental laws, regulations and orders by such Group Companies or Operating Asset Holding Companies.

11.9	Legal Disputes

Except for the proceedings listed in Annex 11.9, there are no (i) court proceedings, arbitration proceedings or administrative proceedings pending which involve any of the Group Companies or any of the Operating Asset Holding Companies and which in the specific case have an amount in controversy or value of the subject matter of at least EUR 2,500,000 (two million five hundred thousand Euro) or (ii) criminal proceedings pending to the Sellers’ Best Knowledge in which any officer (Geschäftsführer) of any Group Company or any Operating Asset Holding Company has been examined as accused person which relate to their services for the Business.

11.10	No Leakage

No Leakage, other than a Permitted Leakage (as defined below), has occurred between the Effective Date and the Signing Date that has not been remedied prior to or on the Signing Date, or will not be remedied prior to the Closing Date.

11.10.1	Leakage shall mean (i) any payment or declaration of any dividend or similar distribution or any other payment by any of the Group Companies or any of the Operating Asset Holding Companies (except payments to other Group Companies or Operating Asset Holding Companies) to any Seller or any affiliate of any Seller within the meaning of Section 15 German Stock Corporation Law (AktG) or Section 138 German Insolvency Act (InsO), (ii) any transaction (including loans, transfers, sales, gifts, supplies or intra-group trading) entered into after the Effective Date with any Seller or any affiliate of any Seller within the meaning of Section 15 German Stock Corporation Law (AktG) or Section 138 German Insolvency Act (InsO) which is not at arms’ length terms, or (iii) any fees and costs for any financial, legal, tax, accounting advice, including, without limitations, M&A advisors, debt advisors, investment banks, law firms (e.g. for the preparation of vendor due diligence reports or the Data Room) borne after the Effective Date by, or to be borne by, any Group Company or any Operating Asset Holding Company in connection with the preparation and implementation of the transaction set forth herein.

11.10.2

Permitted Leakage shall mean (i) any payment (or commitment to pay) to any of the Sellers or any Affiliate under any service agreement (Dienst- oder Werkvertrag), supply agreement (Liefervertrag), purchase agreement (Kaufvertrag), lease agreement (Mietvertrag), agency agreement (Geschäftsbesorgungsvertrag) or any combination of the aforementioned types of contracts entered into at arms’ length terms in all material aspects, (ii) any change of the Intercompany Financial Debt after the Effective Date referred to in § 3.3 hereof as well as (iii) any payment or commitment to pay as set

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forth in Annex 11.10.2. and the novation of claims of Seller 3 against Transpharm Logistik GmbH under the profit and loss transfer agreement between Seller 3 and Transpharm Logistik GmbH, which has been terminated in the meanwhile.

11.11	Conduct of Business between Effective Date and Signing Date

Except as set forth in Annex 11.11 and except for the acquisition of the Required Operating Assets and the shares of the Operating Asset Holding Companies, from the Effective Date until the Signing Date, the Business has been conducted in the ordinary course of business and substantially in the same manner as before. In particular, with the exception of the measures listed in Annex 11.11 the Group Companies and the Operating Asset Holding Companies, from the Effective Date until the Signing Date, have not:

(a)	issued any share capital or similar interest to any shareholders other than Group Companies and Operating Asset Holding Companies;

(b)	undertaken to make any capital expenditure in each individual case of at least EUR 10,000,000 (Euro ten million) or entered into any material contract or material commitment, in each case outside the ordinary course of business and outside the approved budget;

(c)	acquired or disposed of any material fixed assets relating to its business outside the ordinary course of business or other than at arm’s length conditions;

(d)	incurred any material indebtedness vis-à-vis third parties except as in the ordinary course of business; or

(e)	instructed, or expressly permitted, any of the Group Companies or any of the Operating Asset Holding Companies to do any of the above;

(f)	undertaken any of the measures listed in § 15.3.1 lit. (a) through (n).

11.12	Insurance

Annex 11.12 contains a correct and complete list of all material insurance policies maintained by or on behalf of the Group Companies and the Operating Asset Holding Companies (the Insurance Policies). All insurance premiums under the Insurance Policies that have become due up to the Signing Date have been duly paid. No claims exceeding EUR 10,000,000 (Euro ten million) by any Group Company or any Operating Asset Holding Company are pending under the Insurance Policies as to which coverage has been denied in written form by the respective insurer.

11.13	Finders’ Fees and Management Incentives

As from the Effective Date until the Closing Date and except as listed in Annex 11.13, the Group Companies and the Operating Asset Holding Companies

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have not (i) incurred any obligation for brokerage or finders’ fees, agents’ commissions or similar payments to be made in connection with this transaction or (ii) paid or promised to their directors or employees any bonus or other special incentives in connection with this Agreement or the transactions contemplated herein.

11.14	No other Sellers’ Guarantees

11.14.1	The Purchaser explicitly acknowledges to acquire the Merckle Shares, the CT Shares and the AbZ Share in the condition they are in on the Closing Date based upon its own inspection, examination and determination with respect thereto, and to undertake the acquisition based upon its own inspection, examination and determination without reliance upon any express or implied representations, warranties or guarantees of any nature made by the Sellers except for the guarantees explicitly given by the Sellers under § 11 of the Agreement.

11.14.2	Without limiting the generality of the foregoing, the Purchaser acknowledges that (i) in deciding on the acquisition of the Merckle Shares, the CT Shares and the AbZ Share and the Business, and in determining the terms of the acquisition, the Purchaser has not relied on, and (ii) neither the Sellers nor anyone else shall be responsible, and no one shall give any representation, warranty or guarantee, with respect to:

(a)	any projections, estimates or budgets delivered or made available to the Purchaser or its advisors of future revenues, future results of operations (or any component thereof), future cash flows or future financial conditions (or any component thereof) or the future business operations of the Group Companies and the Operating Asset Holding Companies;

(b)	any other information or documents made available to the Purchaser or its counsel, accountants or advisors with respect to the Business, the Group Companies and the Operating Asset Holding Companies, including, but not limited to, the Vendor Documents (as defined below) and the information provided during the management presentations and expert sessions delivered on 23 November 2009, 7 January 2010, 11 January 2010, 13 January 2010, 18 January 2010, 20 January 2010, 21 January 2010, 25 January 2010, 27 January 2010, 1 March 2010 and 2 March 2010, except as expressly set forth in the Agreement.

11.14.3	The Purchaser confirms that each Seller is responsible only for actions and statements by its statutory representatives (vertretungsberechtigte Organe), and actions or statements by any other person including, without limitation, representatives of the Group Companies and the Operating Asset Holding Companies, shall not be attributed to the Sellers. Wherever this Agreement refers to the Sellers’ Best Knowledge, this shall mean only the actual knowledge of Mr. Hans-Joachim Ziems after having made an inquiry solely by way of review of signed confirmations which are attached hereto as Annex 11.14.3 (a), with the persons listed in Annex 11.14.3 (b) (Sellers’ Best Knowledge).

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§ 12

REMEDIES FOR BREACH OF SELLERS’ GUARANTEES

12.1	Restitution in kind; Recoverable Damages

12.1.1	In the event of any incorrectness (Breach) of any of the guarantees pursuant to § 11, the Purchaser may request from the respective Seller that the Purchaser or at the Purchaser’s election, the respective Group Company or Operating Asset Holding Company is put into the position the Purchaser or the respective Group Company or Operating Asset Holding Company would have been in had the guarantee not been breached (restitution in kind; Naturalrestitution). If such Seller does not achieve this position within sixty (60) days after the Purchaser has requested the respective Seller to do so, the Purchaser may claim from such Seller only monetary damages (Schadenersatz in Geld) to be paid to the Purchaser or, at the Purchaser’s election, to the respective Group Company or Operating Asset Holding Company, provided, however, that such damages shall only cover actual damages (direkte Schäden), out of pocket expenses to evaluate such damages and assert claims under this Agreement and subject to the following sentence, loss of profits, incurred by the Purchaser, the Group Companies and the Operating Asset Holding Companies. The Purchaser may not claim from the Sellers any internal administration or overhead costs of the Purchaser and the Group Companies and Operating Asset Holding Companies, consequential damages (Folgeschäden) or loss of profits (entgangener Gewinn) except where the loss of profits are typically covered by the purpose of a guarantee (typischerweise vom Sinn und Zweck einer Garantie erfasst).

12.1.2	The Sellers shall not be liable for, and the Purchaser shall not be entitled to claim for, any damages of the Purchaser or the Group Companies or the Operating Asset Holding Companies if and to the extent (i) any damages of the Purchaser or the Group Companies or the Operating Asset Holding Companies are actually compensated by third parties, including, but not limited to, through existing insurance policies and/or (ii) the claim does not exceed in the aggregate the total amounts which are specifically provided for the relevant damage in the Financial Statements either as a liability (Verbindlichkeit), as a provision (Rückstellung) or as a write-off (Wertberichtigung).

12.1.3

The Purchaser shall not be entitled to bring any claim under § 11 if and to the extent the underlying facts and circumstances to which the claim relates (anspruchsbegründenden Umstände) were actually known (positive Kenntnis), or could have been known (negligent lack of knowledge, fahrlässige Unkenntnis), by the persons listed in Annex 12.1.3 (a) at the Signing Date (Purchaser’s Knowledge) because such facts and circumstances have been fairly disclosed to such persons in such manner that a diligent reader could conclude them without further inquiries, taking into

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account that the Purchaser, prior to entering into this Agreement, (i) has been provided with information memoranda prepared by RBS plc. and Commerzbank AG attached as Annex 12.1.3 (b), fact books prepared by the law firm Freshfields Bruckhaus Deringer LLP on legal matters and attached hereto as Annex 12.1.3 (c), vendor due diligence reports prepared by KPMG AG Wirtschaftsprüfungsgesellschaft attached as Annex 12.1.3 (d) (the Vendor Documents) and (ii) has been given the opportunity to perform a review of (x) the status of the Group Companies, the Operating Asset Holding Companies and the Business from a commercial, financial, tax and legal perspective, (y) the documents identified in Annex 12.1.3 (e) (the Disclosed Documents) and (z) the Data Room (as defined below in § 15.5). Notwithstanding sentence 1 of this § 12.1.3, facts and circumstances that have been fairly disclosed in the immediate context of the relevant topic, in such section, under such heading and in such manner that a diligent reader could conclude them without further inquiries or references from the Vendor Documents, the Disclosed Documents, the Data Room (including, for the avoidance of doubt, any documents of the “Ordering System”) or from this Agreement (including, for the avoidance of doubt, its Annexes) are deemed to be known by the Purchaser. Otherwise Section 442 German Civil Code (BGB) and Section 377 German Commercial Code (HGB) shall not apply. The limitations under this § 12.1.3 shall not apply to claims under the guarantees in § 11.2 (Corporate Issues and Authority of the Sellers), § 11.3 (Financial Statements), § 11.10 (No Leakage) and § 11.13 (Finder’s Fees and Management Incentives) as well as claims based on wilful misconduct (Vorsatz) or fraud (arglistige Täuschung) (the Exempted Claims).

12.2	Notifications to the Sellers; Procedure in Case of Third Party Claims

12.2.1	In the event of a breach of a guarantee pursuant to § 11, the Purchaser shall without undue delay, in any event not exceeding 20 Business Days, after becoming aware of the matter notify the Sellers of such alleged breach in writing, describing the potential claim in reasonable detail and, to the extent practical, state the estimated amount of such claim. If the respective Seller against whom the claim is raised acknowledges that the claim notified by the Purchaser to the Sellers, if the respective facts turn out to be correct, could constitute a breach of a guarantee pursuant to § 11 and has demonstrated to Purchaser that he has sufficient funds available to settle such liability (the Seller’s Acknowledgement), the Purchaser shall allow, and shall cause the Group Companies and the Operating Assets Holding Companies to allow, the respective Seller and its accountants and professional advisers to investigate the matter or circumstance alleged to give rise to such claim to any third party, and whether and to what extent any amount is payable in respect of such claim and, for such purpose, the Purchaser shall provide and shall cause the Group Companies and the Operating Asset Holding Companies to provide, such information and assistance, including access at regular business hours to the Purchaser’s and the Group Companies’ and the Operating Asset Holding Companies’ premises and personnel and including the right to examine or copy or photograph the relevant assets, accounts, documents, records and electronically stored data as the Sellers or its accountants or professional advisers may request.

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12.2.2	Furthermore, in the event that in connection with a breach of a guarantee under § 11 of this Agreement any claim or demand of a third party (including, for the avoidance of doubt, an order of any governmental authority) is asserted against the Purchaser or any of the Group Companies or any of the Operating Asset Holding Companies and if the respective Seller(s) have provided the Purchaser with a Sellers’ Acknowledgement, the Purchaser shall provide the respective Seller(s) with all relevant materials and information and shall agree any defensive measures with the respective Seller(s) in due course. If a Seller has provided the Purchaser with a Seller’s Acknowledgement, the respective Seller(s) shall be given the opportunity to participate in all negotiations with such third party and any lawyers mandated by the Purchaser, the Group Companies or by the Operating Asset Holding Companies and shall also be provided with any correspondence between the Purchaser, the Group Companies or the Operating Asset Holding Companies on the one hand and their lawyers or the third party on the other hand.

12.2.3	If a Seller has provided the Purchaser with a Seller’s Acknowledgement, no admission of liability shall be made by the Purchaser or the Group Companies or any of the Operating Asset Holding Companies and the third-party claim shall not be compromised, disposed of, or settled without the prior written consent of the respective Seller(s) if this might lead to a liability of any of the Sellers under this Agreement. The Purchaser, the Group Companies and the Operating Asset Holding Companies are, at their own expense, obliged to closely cooperate with the Sellers in connection with defensive measures against claims raised by third parties and shall provide the Sellers, their representatives and advisors with all relevant business documents and shall allow the Sellers and their representatives (including advisors) to contact the management, employees and other representatives of the Purchaser, the Group Companies or any of the Operating Asset Holding Companies.

12.2.4	Further, if a Seller has provided the Purchaser with a Seller’s Acknowledgement, the respective Seller shall be entitled at its own costs and discretion to take such reasonable action, or cause the Purchaser, the Group Companies and the Operating Asset Holding Companies to take or to omit such action, as the Seller shall reasonably deem necessary to avoid, dispute, deny, defend, resist, appeal, compromise, or contest such third-party claim in the name and on behalf of the Purchaser, the respective Group Company or the respective Operating Asset Holding Company. For such action the Purchaser shall procure that such advisers shall be retained as selected by the Seller after consultation with the Purchaser.

12.2.5	The Purchaser shall ensure that also the Group Companies and the Operating Asset Holding Companies fulfill the obligations set forth in this § 12.2.

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12.3	Overall Scope of Sellers’ Liability

12.3.1	Except for the Exempted Claims, the Purchaser shall only be entitled to claims under § 11 to the extent that (i) each individual claim exceeds an amount of EUR 500,000 (Euro five hundred thousand) (the De Minimis Amount) (whereby a series of claims out of a single event, cause, act or omission or a related or linked series thereof, shall be aggregated and treated as a single claim) and (ii) the aggregate amount of all such individual claims exceeding the De Minimis Amount pursuant to lit. (i) exceeds an amount of 1% (one per cent) of the Aggregated Purchase Price, in which case the full amount (and not only the exceeding amount) shall be recoverable (Freigrenze).

12.3.2	Any liability of the Sellers for a breach of the guarantees in respect of the Merckle Financial Receivables, the CT Financial Receivables and the AbZ Financial Receivables pursuant to §§ 11.2.3 and 11.2.4 covers only the amount by which the damage exceeds the nominal amount of the respective receivable (Freibetrag).

Subject to the subsequent sentence, any liability under this Agreement including, but not limited to, any and all claims for breaches of any of the guarantees pursuant to § 11, but with the exception of liability for the fulfilment of main obligations (Erfüllung der Hauptleistungspflichten) under this Agreement i.e. the transfer of the Merckle Shares, the CT Shares and the AbZ Share and the Sellers’ Financial Receivables as of the Closing Date shall be limited to ten (10) per cent of (i) the Merckle Purchase Price in relation to Seller 1, (ii) the CT Purchase Price 1 in relation to Seller 2, (iii) the CT Purchase Price 2 in relation to Seller 3 and (iv) the AbZ Purchase Price in relation to Seller 4. Such limitation to ten (10) per cent shall not apply to the Exempted Claims, Purchaser’s claims under § 13 and to Purchaser’s claims for a breach of Sellers’ other obligations or covenants under this Agreement, provided, however, that the overall liability of each Seller under this Agreement shall, to the extent legally permissible, in no event exceed the Aggregated Purchase Price paid to such Seller.

12.4	Mitigation

Section 254 BGB shall remain unaffected, i.e. the Purchaser is in particular obliged to prevent the occurrence of any damages and to limit the scope of any damages incurred.

12.5	Limitation Periods

All claims for any breach of guarantees of the Sellers pursuant to § 11 above shall become time-barred (verjähren) twelve (12) months after the Closing Date, except for:

12.5.1	Claims based on a breach of the guarantees given under § 11.2.1 through 11.2.3 which shall become time-barred ten (10) years after the Closing Date; Section 203 BGB shall not apply;

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12.5.2	Claims of the Purchasers under § 13, which become time barred pursuant to § 13.8.1;

12.6	Exclusion of Further Remedies

12.6.1	To the extent permitted by law, any further claims and remedies for a breach of a guarantee under § 11 other than explicitly provided for under § 12 of this Agreement, irrespective of which nature, amount or legal basis, are hereby expressly waived and excluded, in particular, without limitation, claims under pre-contractual fault (Section 311 para. 2 and 3 BGB), breach of contract (Pflichtverletzung aus dem Schuldverhältnis) and/or claims based on defects of sold asset (gesetzliche Rechts- und Sachmangelgewährleistung), the right to reduce the Aggregated Purchase Price (Minderung) or to rescind this Agreement (Rücktritt), and any liability in tort (Deliktshaftung).

12.6.2	The liability of the Sellers based on wilful misconduct (Vorsatz) and for fraudulent misrepresentation (arglistige Täuschung) remains unaffected.

12.7	Offsetting Advantages; No double Relief

12.7.1	To the extent that a circumstance establishing a claim of the Purchaser under § 12 provides a cash advantage for the Group Companies or any of the Operating Asset Holding Companies, the Purchaser or one of its affiliates within the meaning of Section 15 of the German stock company law (Aktiengesetz), this advantage is to be credited against the claim (off-set of the advantage).

12.7.2	If and to the extent a claim of the Purchaser under this § 12 relates to a Group Company or an Operating Asset Holding Company in which the Purchaser holds, directly or indirectly, less than 100% of the shares, any damages (Ersatzverpflichtungen) of the Sellers pursuant to this § 12 shall be due only proportional to the shareholding of the Purchaser in such Group Company or Operating Asset Holding Company.

§ 13 TAXES

13.1	Tax Definition

Tax shall mean any tax and ancillary charges within the meaning of Section 3 of the German Tax Code (Abgabenordnung – AO) or equivalent taxes under the laws of any other jurisdiction (including any withholding of amounts paid to or by any person), and including any obligations arising as a secondary liability (Haftungsschuld) as well as social security charges and public subsidies which were granted to the Canadian Subsidiaries together with any penalties, fines, interests or additions thereto as well as possible claims under any tax allocation schemes (Steuerumlagevereinbarungen) and excluding, for the avoidance of doubt, deferred taxes and notional Tax losses (such as reductions of loss carry forwards or future depreciation) imposed under the applicable laws by any competent governmental authority of public body in charge of imposing Taxes (the Taxing Authority). For the Purpose of this § 13, Group Companies shall include the Operating Asset Holding Companies.

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13.2	Tax Guarantees

Each Seller hereby guarantees, on a several basis and not on a joint basis, and (i) Seller 1 only in relation to Merckle and the Subsidiaries, (ii) Sellers 2 and 3 only in relation to CT and (iii) Seller 4 only in relation to AbZ, to the Purchaser by way of an independent promise of guarantee pursuant to Section 311 para. 1 BGB (selbständiges Garantieversprechen im Sinne des § 311 Abs. 1 BGB) that as of the Signing Date.

(a)	all material Tax returns required to be filed by the Group Companies up to the Signing Date with any Taxing Authority have been filed in a materially complete and not misleading form on a timely basis taking into account any permitted extension; and

(b)	the Group Companies have (taking into account any permitted extension) timely paid all Taxes due and payable up to the Signing Date.

13.3	Tax Indemnification

13.3.1	Each Seller, on a several basis and not on a joint basis, and (i) Seller 1 only in relation to Merckle and the Subsidiaries, (ii) Sellers 2 and 3 only in relation to CT and (iii) Seller 4 only in relation to AbZ agrees to indemnify the Purchaser from and against any (i) penalties for late filing or late payment resulting from a breach of the Tax Guarantees pursuant to § 13.2 and (ii) Taxes imposed on the Group Companies relating to Tax assessment periods (steuerliche Veranlagungszeiträume) ending on or before the Effective Date (including, for the avoidance of doubt, Pre-Effective Date Straddle Tax Periods pursuant to § 13.3.1 below) (the Pre-Effective Date Period and the Pre-Effective Date Taxes, respectively) and (iii) Taxes (except for Real Estate Transfer Tax which is triggered by the sale of the Required Operating Assets and the Operating Asset Holding Companies and which shall be borne one time by the Purchaser) imposed on the Group Companies triggered by restructuring measures undertaken between the Effective Date and until the Closing Date (for the avoidance of doubt, including measures which become effective upon Closing of this Agreement) as set forth in Preamble D, (ii) and (iii) together the Indemnifiable Taxes) but in any case only if and to the extent that the Indemnifiable Taxes

(a)	have not yet been paid until the Effective Date; and

(b)	exceed the amount of all Tax accruals (Steuerrückstellungen) or Tax liabilities (Steuerverbindlichkeiten) included in the Financial Statements irrespective of whether such accruals or liabilities relate to the specific Tax giving rise to such claim; and

(c)	are not recovered from a third party; and

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(d)	are not directly or indirectly caused or triggered by (i) any change in the accounting and taxation principles or practices of the Group Companies after the Closing Date; or (ii) any transaction, action, omission, declaration or other measure initiated or executed by the Purchaser, any company affiliated with the Purchaser, or – after the Closing Date – by one of the Group Companies or any future direct or indirect shareholder or partner of any Group Company (including, but not limited to, the change in the exercise of any Tax election right, the amendment of any Tax return, the termination of any profit and loss absorption agreement or Tax consolidation scheme (other than between any of the Sellers on the one side and the Group Companies on the other side), the approval or implementation of any reorganizational measure or the sale of any asset), in each case unless required under mandatory law (including, for the avoidance of doubt, applicable generally accepted accounting principles); and

(e)	do not correspond to or cannot be offset against Tax reductions (Steuerminderung) or Tax refunds, in each case arising out of or relating to circumstances triggering the Tax indemnification claim pursuant to this § 13.3.1, including but not limited to reciprocal effects (Wechselwirkung) resulting e.g. from the lengthening of depreciation periods or higher depreciation allowances (Phasenverschiebung) or from a transfer of items relevant for Taxes (e.g. turn-over, income, expenses, VAT payable corresponding to an input VAT refunded etc.) into another Tax assessment period or a transfer of Tax items from one entity to another entity, and occurring after the Effective Date at the tier of Merckle, the Subsidiaries, CT, AbZ, the Purchaser, or an entity affiliated with the Purchaser (altogether Tax Benefit). Thereby it is understood that such Tax Benefit shall be equal to the following amount: (i) face-value of the actually realised Tax Benefit if and to the extent the Tax Benefit relates to Taxes other than income taxes (such as corporate income tax and trade tax), or (ii) the net present value of the Tax Benefit if and to the extent the Tax Benefit relates to income taxes whereby the net present value shall be determined on the basis of the statutory Tax rate applicable in the respective jurisdiction at the Effective Date, a depreciation period of 7 years (33 years for real estate) and a discount factor of 350 (three hundred fifty basis points over the basis interest rate (Basiszinssatz) in accordance with Section 247 para. 1 BGB as of the Effective Date; and

(f)	are not directly or indirectly caused or triggered by measures of the Purchaser or the Group Companies prior to the Closing Date pursuant to § 15.9.

Taxes payable for a Tax assessment period starting prior to and ending after the Effective Date (the Straddle Tax Period) shall be allocated between the part of the Straddle Tax Period starting at the beginning of the first day of the Straddle Tax Period and ending at the Effective Date (the Pre-Effective

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Date Straddle Tax Period) and the part of the Straddle Tax Period starting at the beginning of the day following the Effective Date and ending at the close of the last day of the Straddle Tax Period. The amount of Taxes attributable to the Pre-Effective Date Straddle Tax Period shall be the amount of Taxes to which the Group Companies would be liable if the Pre-Effective Date Straddle Tax Period were a separate Tax assessment period (“as if assessment”). The indemnification obligation pursuant to this § 13.3 shall be limited to the amount of Taxes for which the respective Group Company or Subsidiary would be liable on a stand alone basis for the Pre-Effective Date Straddle Tax Period. To the extent that any amount of Taxes is not susceptible to allocation in accordance with the foregoing, it shall be allocated on a pro rata temporis basis.

13.3.2	Any indemnification payment to be made by a Seller pursuant to § 13.3 is due 20 (twenty) Business Days after the respective Seller has been notified in writing by the Purchaser about the payment obligation and the corresponding payment date and have received a copy of the underlying Tax assessment or payment order of the competent Taxing Authorities, but (i) in no case earlier than the date at which the Tax to be indemnified is due and payable to the Taxing Authority, if payment is made directly to the Taxing Authority in accordance with the following sentence, or (ii) not later than 2 (two) Business Days prior to the date at which the Tax to be indemnified is due and payable to the Taxing Authority, if payment is made to the Purchaser or the respective Group Company. The Sellers are entitled to make the indemnification payment directly to the bank account of the Taxing Authorities. On request of the Sellers the Purchaser shall at Sellers’ cost procure that the respective Group Company undertakes reasonable best efforts to achieve a deferred payment date, in particular but not limited to the application for a suspension of enforcement of tax payment obligation (Aussetzung der Vollziehung) or equivalent application in foreign jurisdiction. If the Tax for which an indemnification payment has been made is subsequently reduced, the difference between the higher indemnification payment and the lower Tax amount shall be reimbursed by the Purchaser to the Sellers, including all interests paid thereon by the respective Taxing Authority. § 13.4.2 and § 13.4.3 shall apply mutatis mutandis to the existence of over-indemnification and the reimbursement obligation of the Purchaser.

13.4	Tax Refund; Overstated Tax Provisions

13.4.1	The Purchaser shall pay to the respective Seller

(a)	any Tax refund for the benefit of a Group Company relating to a Pre-Effective Date Period received by the Purchaser or one of the Group Companies (by receipt of cash payments, set-off, deduction or otherwise and net of any corresponding future Tax burden of the Group Companies; in calculating such future Tax burden § 13.3.1(e), sentence 2 shall apply mutatis mutandis), if and to the extent such Tax Refund exceeds the aggregate amount of all Tax refunds shown in the Financial Statements (the Tax Refund) and

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(b)	the total amount equal to any Tax accrual or Tax liability included in the Financial Statements to the extent that they exceed the sum of actual Tax charges and therefore are or have to be dissolved in the relevant commercial balance sheet of the respective Group Company, provided however, that Purchaser shall not make any payment until the relevant Pre-Effective Date Tax and relevant Tax relating to a Straddle Tax Period have become un-appealable and binding (formell und materiell bestandskräftig);

(c)	the amount of any Tax Refund, Tax credit, any Tax item (including interest) that can be carried forward or backward as a Tax loss to reduce any Tax (in respect of a Tax item, however, only up to the amount of any reduced Tax) (altogether the Tax Asset) caused by reciprocal effects (Wechselwirkungen) resulting e.g. from the lengthening of depreciation periods or higher depreciation allowances (Phasenverschiebung) or the transfer of items relevant for Taxes (e.g. turnover, income, expenses, VAT payable corresponding with a VAT refund etc.) into another calendar year or the transfer of Tax items from one entity to another entity, (i) occurring after the Effective Date at the tier of the Purchaser, any company affiliated with the Purchaser, any Group Company or any future direct or indirect shareholder or partner of any Group Company and (ii) corresponding to an increased Pre-Effective Date Tax which due to the existence of a tax group between a Seller and any of the Group Companies is incurred at the tier of a Seller, (iii) if and to the extent the amount of such Tax Asset exceeds the amount set-off against an indemnification claim under § 13.3.1; as to the calculation of such Tax Asset, § 13.3.1 (e) sentence 2 shall apply mutatis mutandis.

13.4.2	The Purchaser shall notify the respective Seller without undue delay in writing of the receipt of any Tax Refund and the existence of a Tax accrual or Tax liability dissolved or to be dissolved within the meaning of § 13.4.1 (b) above.

13.4.3	Any amount payable to the Sellers pursuant to this § 13.4 shall be due and payable after (i) the Tax Refund has been refunded (by receipt of cash payments, set-off or deduction) to the Group Companies (with regard to § 13.4.1 (a) above), (ii) the respective Tax liability or accrual has been or should have been dissolved in accordance with applicable GAAP (with regard to § 13.4.1 (b) above) and (iii) upon receipt of the Sellers’ notification of the assessment of any Pre-Effective Date Tax giving rise to a payment obligation pursuant to § 13.3.1 and a calculation of the Tax Asset, which the a Seller claims to be payable under § 13.4.1 (c) (with regard to § 13.4.1 (c) above), but not earlier than 2 (two) Business Days before the assessed Taxes become due and payable.

13.4.4	The amounts payable pursuant to this § 13.4 shall be paid as follows:

(a)	to the extent that such amounts relate to Merckle or the Subsidiaries, to the account specified in § 8.4.6;

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(b)

to the extent that such amounts relate to CT, one eleventh (1/11th) of such amounts shall be paid to the account specified in § 8.4.2 and ten elevenths (10/11th) of such amounts shall be paid to the account specified in § 8.4.3; and

(c)	to the extent that such amounts relate to AbZ, to the account specified in § 8.4.4.

13.4.5	Seller shall pay to Purchaser the amount of any Tax increase at the tier of a Group Company caused by reciprocal effects (Wechselwirkungen) resulting e.g. from the shortening of depreciation periods or lower depreciation allowances (Phasenverschiebung) or the transfer of items relevant for Taxes (e.g. turnover, income, expenses, VAT payable corresponding with a VAT refund etc.) into another calendar year or the transfer of Tax items from one entity to another entity, (i) occurring after the Effective Date at the tier of the Purchaser, any company affiliated with the Purchaser, any Group Company or any future direct or indirect shareholder or partner of any Group Company and (ii) corresponding to a Pre-Effective Date Tax saving which due to the existence of a tax group between a Seller and any of the Group Companies occurs at the tier of a Seller; as to the calculation of any such Tax increase that shall be paid to Purchaser pursuant to the preceding sentence, § 13.3.1 (e) sentence 2 shall apply mutatis mutandis.

13.5	Reverse Indemnity; VAT-matters

13.5.1	The Purchaser shall indemnify the Sellers for all Taxes, losses or reductions of a Tax Asset relating to a Pre-Effective Date Period, if and to the extent these Taxes, losses or reductions of the Tax Asset are directly and indirectly caused or result from

(a)	the breach of a covenant, obligation or other kind of commitment pursuant to this 12.1.1 by the Purchaser or, after the Closing Date, also by the Group Companies; or

(b)

(i) any change in commercial or tax accounting methods of the Group Companies after the Closing Date; or (ii) any transaction, action, omission, declaration or other measure initiated or executed by the Purchaser, any company affiliated with the Purchaser, or – after the Closing Date – by one of the Group Companies or any future direct or indirect shareholder or partner of any Group Company (including, but not limited to, the change in the exercise of any Tax election right, the amendment of any Tax return, the termination of any profit and loss absorption agreement or Tax consolidation scheme (other than between any of the Sellers on the one side and the Group Companies on the other side), the approval or implementation of any reorganizational measure or the sale of any asset), in each case to the extent such measures

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pertain to Pre-Effective Date Periods or have retroactive effect pursuant to statutory provisions (e.g. as a consequence of a retroactive transformation pursuant to the German Transformation Tax Act) and unless required under mandatory law; or

(c)	measures undertaken by the Purchaser or the Group Companies prior to the Closing Date pursuant to § 15.9.

Any such claim of the Sellers shall be reduced by a corresponding Tax Asset for the benefit of a Seller resulting from an event pursuant to (a) and (b) of this § 13.5.1; § 13.3.1 (e), sentence 2 shall apply mutatis mutandis.

If and to the extent, Sellers’ Tax items that could be deducted, carried forward or backward as losses (including interest) are lost or reduced, Purchaser will indemnify Sellers only if and to the extent such Tax items could have been utilized by the Sellers. To substantiate that such utilization by the Sellers would have been possible, it is sufficient (but also required) that the Sellers earn a taxable profit (before set off with existing losses or interest carried forward which were incurred after the Effective Date) and evidence such taxable profit to the Purchaser through the submission of corresponding tax returns. For the avoidance of doubt, it is in that respect irrelevant if the taxable profit leads to an effective tax payment at the level of the Sellers or if such taxable profit is (or could be) set off against post Effective Date losses. The Purchaser will, already upon the loss or reduction of Tax items which could be deducted, carried forward or backward as losses (including interest) pursuant to § 13.5.1, sentence 1, certify to the Sellers in writing that the indemnification will be satisfied provided that the conditions under § 13.5.1, sentence 3 are met and evidenced in accordance with § 13.5.1, sentence 4.

13.5.2	The indemnification under this § 13.5.1 becomes due and payable 20 (twenty) Business Days after the Purchaser has been notified in writing by one of the Sellers about the indemnification obligation. To the extent Sellers may claim an indemnification for Taxes, however, such indemnification does not become due and payable prior to the due date for such indemnified Taxes.

13.5.3

With respect to the VAT group (umsatzsteuerliche Organschaft) between Seller 1 on the one side and Merckle and the German Subsidiaries on the other side, the Purchaser shall be fully responsible (verschuldensunabhängige Einstandspflicht) that Seller 1 promptly receives invoices (in accordance with Sections 14, 14a of the German VAT Act – UStG) for any deliveries and services provided, but not yet invoiced, to any company belonging to the VAT group prior to the Closing Date. The Parties will treat deliveries made or received and services performed or received by Merckle and the German Group Companies for purposes of an allocation of VAT payments and VAT reimbursements as if the VAT group had ceased to exist between Seller 1 and Merckle and the Group Companies as of the Effective Date. For that purpose the Parties agree as follows: the Purchaser is liable

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that Merckle and the German Group Companies will reimburse payable VAT in respect of deliveries made and services performed during the relevant months as of the Effective Date until the Closing Date to Seller 1. Any VAT payment in accordance with the preceding sentence can be claimed back by the Purchaser from Seller 1 in case of and up to the amount of a VAT correction (Umsatzsteuerberichtigung) in favour of Seller 1 that relates to such transaction undertaken by Merckle and the German Subsidiaries. Seller 1 will repay VAT reimbursements in respect of deliveries and services received by Merckle and the German Group Companies in respect of the relevant months as of the Effective Date and the Closing Date to Merckle and the German Group Companies. The Purchaser shall provide and can be held liable that Merckle and the German Subsidiaries pay back any received VAT reimbursement in case of a correction fo such VAT reimbursement in respect of deliveries and services received by Merckle and the German Subsidiaries. The preceding sentences 4 to 7 shall only apply if and to the extent that the relevant VAT or VAT reimbursements have not yet been cleared by Seller 1 or Merckle and the German Subsidiaries due to statutory provisions or pursuant to an implemented VAT allocation scheme. The Purchaser shall notify Seller 1 without undue delay of any matter relevant in connection with this § 13.5.3. The Purchaser shall, and is fully responsible that the respective Group Companies shall, cooperate to provide information and documents necessary for Seller 1 to file their own VAT returns under the VAT group. This § 13.5.3 shall apply accordingly in case the VAT group terminates with effect prior to the Closing with respect to such earlier date.

13.6	Tax Returns; Tax Assessments

13.6.1	Each Seller, however (i) Seller 1 only in relation to Merckle and the Subsidiaries, (ii) Sellers 2 and 3 only in relation to CT and (iii) Seller 4 only in relation to AbZ, shall be fully responsible for the filing of all Tax returns which (i) are, beginning on the Signing Date and ending on the Closing Date, due to be filed by the Sellers and the Group Companies on or before the Closing Date, or (ii) are filed on a consolidated, combined or unitary basis and which include a Group Company for time periods ending on or before the Closing Date.

13.6.2

The Purchaser shall be fully responsible for the Group Companies to file all Tax returns other than those referred to in § 13.2 and § 13.6.1. The Tax returns shall be consistent with the policies, procedures, practices and election rights adopted in the financial statements of the relevant Tax period as well as the Tax returns for previous Tax periods of the Group Companies submitting such Tax return, but only to the extent that the adopted policies, procedures, practices and election rights are in compliance with applicable laws (including, for the avoidance of doubt, applicable generally accepted accounting principles). The Purchaser shall make an effort to file any Tax return of the Purchaser (or of the Group Companies) which relates to a Pre-Effective Date Period until April 30 April 2011. In any event, however, such

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Tax returns must be filed no later than 31 August 2011. Any such Tax return to be filed by the Purchaser relating to a period beginning before the Effective Date shall be subject to the review and prior written consent of the Sellers. The Purchaser shall provide copies of any such Tax return to the Sellers no later than sixty (60) days prior to the relevant due date of such Tax return but in any case no later than sixty (60) days prior to 31 August 2011. The Sellers shall return their comments to the Purchaser or the respective Group Companies within thirty (30) days at the latest. If the Sellers and the Purchaser fail to reach an agreement on the contents of the Tax returns, the Tax returns shall be filed according to the instructions of the Sellers taking into account the legitimate interests of Purchaser (which, for the avoidance of doubt, can in no event prevail the legitimate interests of Sellers), except if and to the extent that these instructions do not comply with mandatory law (including, for the avoidance of doubt, applicable generally accepted accounting principles).

13.6.3	Tax returns prepared and filed by one of the Sellers in accordance with § 13.6.1, Tax returns prepared and filed by the Purchaser and relating to a period beginning before the Effective Date in accordance with § 13.6.2 as well as any other Tax returns of one of the Group Companies relating to a Pre-Effective Date Period, shall not be amended or changed by the Purchaser or one of the Group Companies without the prior written consent of the respective Seller, except if the amendment or change is required by mandatory law.

13.6.4	The Purchaser shall provide complete copies of any Tax assessments (Steuerbescheide) relating to time periods beginning on or before the Effective Date to the Sellers without undue delay.

13.7	Tax Proceedings

13.7.1	Following the Closing Date, the Purchaser shall without undue delay notify the respective Sellers of any announcement or commencement of any Tax audit or administrative or judicial proceeding that is announced or commenced and that relates to a Pre-Effective Date Period (the Tax Proceedings) or to Indemnifiable Taxes in the sense of § 13.3.1(iii). Such notice shall be in writing and shall contain factual information sufficiently describing the object of the Tax Proceeding or the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any Taxing Authority in respect of any such Tax Proceeding or asserted Tax liability.

13.7.2

The Purchaser shall, and shall be fully responsible that the respective Group Company shall, (i) give the respective Seller the opportunity to fully participate from the beginning on at the respective Seller’s own cost in all Tax Proceedings, (ii) upon the respective Seller’s request and at the respective Seller’s cost, challenge and litigate any Tax assessment or other decision of any Taxing Authority or Tax court if and to the extent it is related to a Pre-Effective Date Period or Indemnifiable Taxes in the sense of § 13.3.1(iii)

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and (iii) comply with any instructions given by the respective Seller in relation to the conduct of the Tax Proceedings referred in (i) and (ii) above taking into account legitimate interests of Purchaser (which, for the avoidance of doubt, can in no event prevail the legitimate interests of Sellers). If the Sellers elect by a written request to lead Tax Proceedings (including but not limited to the objection of Tax assessment and appeals against court decisions) on their own or through counsel of their choice and at their expense, then the Purchaser shall promptly authorize, and shall cause the respective Group Companies to authorize, (by power-of-attorney and such other documentation as may be necessary or appropriate) the designated representative of the Sellers to represent the Purchaser and the respective Group Companies in the Tax Proceedings. In any case the Purchaser shall be fully responsible that after the Closing Date (i) no document or information related to the Pre-Effective Date Period or to Tax Proceedings is submitted to any Taxing Authority without the prior written consent of the Sellers, which shall not be unreasonably withheld and deemed to be given at least 2 (two) business days prior to the due date of such submission if the submission of a specific document or information is required by mandatory law and the respective Seller has been notified in writing by Purchaser or the respective Group Company about this submission requirement 10 days prior to the submission date, unless a immediate submission is required by law. The Purchaser shall be responsible that after the Closing Date no Tax Proceeding is settled without the prior written consent of the Sellers, such consent not to be unreasonably withheld. To the extent that Tax Proceedings relate to Indemnifiable Taxes in the sense of § 13.3.1(iii), the preceding sentences (with the exception of sentence 2) only apply in relation to the specific Indemnifiable Tax and the underlying circumstances, sentence 2 does not apply in that respect.

13.7.3

The Purchaser shall fully cooperate, and shall cause the respective Group Company and their representatives to fully cooperate, at their own expense, with the Sellers with respect to all Tax Proceedings. On Sellers’ request, the Purchaser shall in particular be fully responsible that the Sellers obtain any documents or information relating to a Pre-Effective Date Period which is necessary for the Sellers to avoid or mitigate any liability under this 12.1.1, protect a legal position under this 12.1.1 or to protect a Tax refund under § 13.4 above, provided, however, that the respective document or information (i) exists (so that there is no requirement for the Purchaser or the Group Companies to create such document or procure such information after the Closing Date) and (ii) is accessible for one of the Group Companies or the Purchaser. Sellers shall bear the cost and fees of their own advisors. The Purchaser shall be liable that upon written request and reasonable advance notice, the respective Seller shall also be granted the possibility to examine such documentation at the business premises of the relevant Group Company, to question employees and permit to copy and photograph such documents and records, in each case to be coordinated through the respective Group Company’s management. The Purchaser shall, and shall be fully responsible that the relevant Group Companies shall, store all records, documents

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and information relating to Tax Proceedings until the expiration of any applicable statute of limitations. Necessary outside counsel costs incurred by the Purchaser shall be borne by Sellers, if and to the extent such outside counsel has been involved on Sellers’ request. Seller 3 and Purchaser shall further closely cooperate with each other in order to perform a step-up in the assets of CT for corporate income and trade tax purposes pursuant to Section 23 para. 2 UmwStG in connection with the contribution of Seller 3’s silent partnership into CT and the sale of the shares in CT as contemplated herein.

13.8	Limitations; Miscellaneous

13.8.1	Any claims of the Purchaser and Sellers under this 12.1.1 shall be time-barred upon expiration of a period of six (6) months after the respective Pre-Effective Date Tax became un-appealable and binding (formell und materiell bestandskräftig). The Sellers’ rights under § 13.4 shall, however, only become time-barred six (6) months after the Sellers have been notified in writing by the Purchaser that the respective amount to be refunded under § 13.4 has become un-appealable and binding.

13.8.2	If the Purchaser breaches its covenants, obligations or commitments pursuant to § 13.6.2, sentence 4 to 7 and § 13.7 and the Sellers are materially prejudiced by such breach, Sellers shall not be obliged to indeminify Purchaser anymore from Taxes (or parts thereof) which are affected by such breach, unless Purchaser can evidence that the respective Taxes (or parts thereof) would have also been incurred had the Purchaser satisfied the relevant covenant, obligation or commitment. If the Purchaser breaches its covenants or obligations under § 13.6.2, sentence 1 to 3, or if a breach pursuant to sentence 1 does not materially prejudice the Sellers, Sellers shall not be obliged to indemnify from Taxes (or parts thereof) if the Sellers can evidence that the corresponding tax liability would not have been incurred had the Purchaser properly complied with its covenant, obligations or commitment.

13.8.3	To the extent that a claim of the Purchaser under this 12.1.1 refers to any Group Company in which the Sellers holds (directly or indirectly) as of Closing less than 100 per cent of the shares or interest, the Sellers’ indemnification obligations under this Section 12.1.1 shall be limited pro rata to the Sellers’ participation in the shares or interests (equity) of such Group Company.

13.8.4	Within the meaning of this 12.1.1, the terms Sellers, Purchaser, Group Companies, Companies, Subsidiaries, Merckle, CT or AbZ shall also embrace their legal successors.

13.8.5	This 12.1.1 shall provide the sole remedy for any Tax related remedies except in respect of Taxes which result from a breach of any of the Sellers’ covenants pursuant to § 15.3.1 as well as for Taxes which are borne by the Purchaser pursuant to § 15.9 and § § 18.

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§ 14

PURCHASER’S GUARANTEES AND UNDERTAKINGS

14.1	Purchaser’s Guarantees and Undertakings

The Purchaser hereby guarantees by way of an independent promise of guarantee pursuant to Section 311 para. 1 BGB (selbständiges Garantieversprechen im Sinne des § 311 Abs. 1 BGB):

14.1.1	As of the Signing Date, no bankruptcy or similar proceeding concerning the Purchaser has been applied for. No circumstances exist which would require an application for the opening of any such proceeding.

14.1.2	As of the Signing Date, the persons listed in Annex 12.1.3(a) do not have positive knowledge of any facts or circumstances that could give rise to the assertion of claims against the Sellers pursuant to § 11 and § 12 of this Agreement.

14.1.3	Seller 1 has met its loss compensation obligation (Verlustausgleichsverpflichtung) vis-à-vis Merckle resulting from the domination and profit transfer agreement referred to in § 2.1 of this Agreement for the fiscal year 2008, inter alia, by means of a set-off (Aufrechnung), assignment of receivables in lieu of fulfilment (an Erfüllungs statt) and assumption of liabilities (Schuldübernahme) of certain receivables held by it and owed by Merckle. If the netting of the loss compensation obligation should be held to be invalid for whatever reason, the Purchaser shall not raise any claims (other than claims under § 12.1.1) based on the loss compensation obligation for the fiscal year 2008 against Seller 1, and shall further procure that no such claims are raised by Merckle or any other third party, including without limitation, any insolvency administrator (Insolvenzverwalter) or preliminary insolvency administrator (vorläufiger Insolvenzverwalter).

14.2	Indemnification

In the event that the Purchaser is in breach of any guarantee or undertaking pursuant to § 14.1, the Purchaser shall indemnify and hold harmless each Seller from any damages incurred by such Seller. All claims of the Sellers arising under this § 14 shall be time-barred (verjährt) five years after the Closing Date.

§ 15

FURTHER COVENANTS

15.1	Merger Control Proceedings; Other Regulatory Requirements

15.1.1

The Purchaser shall ensure that any filings to be made with the competent merger control authorities and the BMWi (filing for a certificate attesting the permissibility (Unbedenklichkeitsbescheinigung) of the transaction contemplated by this Agreement in accordance with Section 53 para. 3 sentence 1 AWV), to the extent they have not already been made prior to the

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Signing Date, will be made as soon as possible after the Signing Date. Such filings shall be made by the Purchaser on behalf of all Parties, provided, however, that the Purchaser shall consult with the Sellers prior to making any filing. The Sellers and the Purchaser shall closely cooperate in the preparation of such filings and in any discussions and negotiations with the competent authorities with the objective to obtain clearance for the transaction contemplated by this Agreement in the shortest time period possible; no Party shall disclose to the respective other Party company secrets (Betriebsgeheimnisse) or trade secrets (Geschäftsgeheimnisse). Each Party shall without undue delay provide all other Parties with copies of any material correspondence with the merger control or other governmental authorities and with copies of any written statement, order or decision of such authorities. The Purchaser may waive (zurücknehmen) filings with the competent authorities or agree with such authorities on the extension of any examination period only with the express prior written consent of the Sellers, which shall not be unreasonably withheld. If the competent authorities are prepared to grant their approval only subject to compliance with specific conditions (Bedingungen) or obligations (Auflagen) to be imposed upon the Purchaser, the Purchaser shall be under the obligation to offer, accept and comply with the imposition of any and each of such conditions and obligations.

15.1.2	If on the Closing Date any merger control approval or any other governmental consent, approval or waiver required under applicable law in any jurisdiction in order to effect the Closing has not been obtained and if such outstanding approval is not a Closing Condition within the meaning of § 10.2, the Sellers and the Purchaser shall consummate the Closing nevertheless, provided, however, that the Sellers and the Purchaser shall not be under an obligation to, directly or indirectly, transfer or acquire shares or interests in respect of which the consummation of the Closing would violate any applicable law or decision. The Sellers and the Purchaser shall in such case agree on all appropriate measures, including “hold separate” and “warehousing” arrangements, regarding the shares or interests affected, so that the relevant jurisdiction can be exempted from the consummation of the transaction until the required consents and approvals have been obtained.

15.1.3	The Purchaser will without undue delay after the signing of this Agreement apply with the BMWi for a certificate attesting the permissibility (Unbedenklichkeitsbescheinigung) of the transactions contemplated by this Agreement in accordance with Section 53 para. 3 sentence 1 AWV. In case the BMWi prohibits the transaction contemplated by this Agreement or issues orders relating to the transaction contemplated by this Agreement, the Purchaser is obliged upon written request by the Seller 1 to initiate – at its own costs – legal proceedings suitable to attain a clearance by the BMWi. If the BMWi is prepared to grant the clearance only subject to compliance with specific conditions or obligations imposed upon the Purchaser, the Purchaser shall offer, accept and comply the imposition of any and each of such conditions and obligations.

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15.2	Locked Box Concept; No Leakage

The Sellers shall procure that no Leakage, other than a Permitted Leakage, occurs with respect to any of the Group Companies and any of the Operating Asset Holding Companies between the Signing Date and the Closing Date. The Sellers will, in particular, procure that no interest rate applicable on any of the Sellers’ Financial Payables or any of the Sellers’ Financial Receivables as set forth in Annex 3.2, Annex 3.3 and Annex 3.4 will be modified and that any additional working capital loans granted in accordance with § 3.3 (iv), if any, will bear interests at arms-length terms (Marktbedingungen) as of the entering into such working capital loans.

15.3	Pre-Closing Covenants of the Sellers

15.3.1	Between the Signing Date and the Closing Date, the Sellers shall procure, to the extent permissible under applicable law, that the Group Companies and the Operating Asset Holding Companies shall conduct their business operations in the ordinary course of business and substantially in the same manner as before and use best efforts to maintain the Group Companies’ existing relations and goodwill with customers, suppliers, distributors, lessors and employees.

Except as (i) set forth in Annex 15.3.1, or (ii) required by this Agreement, no Group Company and no Operating Asset Holding Company shall and the Sellers shall procure that the Group Companies and the Operating Asset Holding Companies will not, outside the ordinary course of business and not consistent with past practice, without the prior written consent of Purchaser:

(a)	sell, transfer, create any encumbrances on or otherwise dispose of any shares in any Group Company or any Operating Asset Holding Company;

(b)	undertake to make any capital expenditure in each case of at least EUR 10,000,000 (in words: Euro ten million);

(c)	take out new financing in excess of EUR 20,000,000 (in words: Euro twenty million) in the aggregate;

(d)	effect the liquidation of a Group Company or an Operating Asset Holding Company, a transformation or merger of a Group Company or an Operating Asset Holding Company, the conclusion of an enterprise agreement pursuant to Sections 291 et seq. German Stock Corporation Law (Aktiengesetz - AktG) or similar provisions under the laws of any other jurisdiction;

(e)	effect any material change to the articles of association of any Group Company or any Operating Asset Holding Company or issue any shares or equity interest or any security convertible, exchangeable or exercisable into shares or equity interests;

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(f)	effect the acquisition or disposal of any legal entity or business (either by way of share or asset deal) or the conclusion of partnership or joint venture agreements resulting in a payment obligation by the Group Companies or the Operating Asset Holding Companies in excess of EUR 10,000,000 (in words: Euro ten million) in each case;

(g)	commit any of their material assets (i.e. exceeding a market value of EUR 10,000,000 (in words: Euro ten million) in each case) to be subjected to any mortgage, pledge, lien, security, or encumbrance of any kind, except for those arising by operation of law or pursuant to the requirements of the existing financing arrangements;

(h)	sell, lease, license, or otherwise dispose of any material assets (other than inventories) with a market value exceeding EUR 10,000,000 (in words: Euro ten million) in each case to any other person except pursuant to contracts or commitments existing on the Signing Date;

(i)	effect any material change in the terms of employment (including compensation and benefits), including the termination without cause, of any Key Personnel, or enter into or extend any collective labour agreement other than collective labour agreements with a term of no longer than one year and (in case of an extension or replacement) at substantially the same terms and conditions as the existing collective labour agreement;

(j)	consent (in or out of court) to a settlement of any litigation or acknowledge any claim, if such settlement or acknowledgement would require the Group Companies and/or the Operating Asset Holding Companies to make any payment in excess of EUR 5,000,000 (in words: Euro five million) in each case;

(k)	enter into any agreement imposing any material restrictions on any Group Company, any Operating Asset Holding Company or any of their future affiliates within the meaning of Section 15 German Stock Corporation Act (AktG) in any line of business, in particular exlusivity agreements;

(l)	make any material capital expenditure (i.e. exceeding an amount of EUR 10,000,000 (in words: Euro ten million) in the individual case) or commitment thereto outside the Group Companies’ current business plan or budget, copies of which have been handed over to the Purchaser prior to the date hereof);

(m)	materially reduce the existing insurance coverage except to the extent that continuation of any such insurance coverage is not available on commercially reasonable terms;

(n)	make or change any tax election for time periods following the Effective Date outside the ordinary course and not consistent with past practice except as required by any taxing authority or otherwise compelled by mandatory law;

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(o)	materially change accounting policies compared to the preparation of the Financial Statements except for any changes required by applicable law or due to changes in any relevant generally accepted accounting principles or the interpretation thereof;

(p)	terminate the lease of any real estate where the relocation costs for the business situated at such real estate would be in excess of EUR 10,000,000 (in words: Euro ten million) in each case;

(q)	enter into any contract or commitment which provides for annual obligations of the Group Company of the Operating Asset Holding Companies in excess of EUR 10,000,000 (in words: Euro ten million) and which is not capable of being terminated prior to 31 December 2010.

15.3.2	After the date hereof, no additional contractual agreements on Intercompany Financial Debt shall be created between the Group Companies, the Operating Asset Holding Companies and the Sellers and Sellers’ affiliates pursuant to Section 15 German Stock Corporation Act (Aktiengesetz - AktG) and Section 138 German Insolvency Act (Insolvenzordnung - InsO) except in accordance with § 3.2 and § 3.3 hereof.

15.3.3	Seller 1 has established an advisory board (Beirat) for the Business which is not mentioned in the articles of association of any of the Group Companies but was adopted through a shareholders’ resolution of Merckle. Seller 1 shall adopt a shareholders’ resolution by no later than the Closing Date pursuant to which the advisory board for the Business is dissolved with effect as of or prior to the Closing Date. In addition, Seller 1 shall ensure that the present members of the advisory board listed in Annex 15.3.3 shall be dismissed by no later than the Closing Date.

15.3.4	Between the Signing Date and the Closing Date, the Sellers shall grant, to the extent permitted by applicable law, the Purchaser and its advisors during regular business hours upon prior written request reasonable opportunity to meet with the directors and have access to the Group Companies in a manner that does not interfere with the Group Companies’ business operations and provide the Purchaser, to the extent legally permissible, with updates of the current trading updates (similar to the “Orange Books”) as provided to the Purchaser in the Data Room to the extent such updates will be provided by the Group Companies to the Sellers or the Lenders.

15.3.5	The Sellers have handed over to the Purchaser a reliance letter of KPMG AG Wirtschaftsprüfungsgesellschaft as the provider of the Financial Vendor Due Diligence Reports relating to the Financial Vendor Due Diligence Reports.

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15.3.6	The Sellers acknowledge that the Purchaser may need access, from time to time, after Closing to ascertain certain accounting and tax records and information held by any of the Sellers for the purpose of 12.1.1 and to the extent such records and information pertain to events occurring in periods prior to the Closing Date, and the Sellers shall, and shall cause (to the extent legally possible) Sellers’ affiliates pursuant to Section 15 German Stock Corporation Act (Aktiengesetz - AktG) and Section 138 German Insolvency Act (Insolvenzordnung - InsO) to:

(a)	properly retain and maintain such records until for at least five (5) years following the Closing Date; and

(b)	allow the Purchaser’s advisors, which are subject to a professional duty of confidentiality (Berufsverschwiegenheit), to inspect and review and make copies of such records if and to the extent it is required by such advisors to duly fulfil Purchaser’s obligations in connection with any tax audit, during normal business hours and at the expense of the Purchaser subject to the signing of a confidentiality agreement with the Sellers.

15.3.7	For a period of two (2) years from the Closing Date the Sellers shall not solicit or entice away any Key Personnel, provided that this non-solicit obligation does not apply to any individual who has been given notice by any Group Company or Operating Asset Holding Company of termination of his or her employment.

15.3.8	For a period of two (2) years from the Closing Date the Sellers shall not (i) engage in any business competing with the Business, (ii) hold any participation in excess of 10% in any legal entity engaging in such competing business, (iii) act as a representative or consultant for or provide technical or commercial advice to such competing business, or (iv) sell or otherwise make available to such competing business any know-how, trade secrets or other information of a confidential nature of the Business. This non-compete obligation shall apply in all countries in which any Group Company is active as at the Closing Date.

15.3.9	For a period of two (2) years from the Closing Date, the Sellers shall refrain from influencing or attempting to influence any customer or supplier maintaining a contractual or other business relationship with any Group Company or any of the Operating Asset Holding Companies to terminate or discontinue such relationship or to reduce the volume of goods or services provided.

15.3.10

Each Seller hereby waives and procures that each Affiliate waives any rights it may have under the carve-out agreements listed in Annex 15.3.10, in particular any claim for any potential breach of any guaranty or covenant given by a Group Company under such carve-out agreements. Seller 1 further procures that (i) Martec Pharamaceutical, Inc. and Martec USA LLC, also

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waive any claims they may have against ratiopharm GmbH under any guarantee, other financial assurance or comfort letter given in favour of Martec Pharamaceutical, Inc. and Martec USA, LLC and (ii) no claims relating to domination and/or profit and loss transfer agreements that have been terminated are raised by Asma Medien GmbH Werbeagentur or any third party (in particular any insolvency administrator) against Merckle except for the loss compensation claim of Asma Medien GmbH Werbeagentur against Merckle for the business year 2009 to the extent the financial statement of Merckle for 2009 contains a provision for such claim.

15.3.11	The Sellers shall indemnify and hold the Purchaser, the Group Companies and the Operating Asset Holding Companies harmless from any obligations and liabilities arising from securities trading and derivative transactions outside the ordinary course of business. Annex 15.3.11, which is comprised in the reference deed, does not form part of this Agreement.

15.3.12	The Sellers will use best efforts to have the partnership interests in Gen-Plus GmbH & Co. KG transferred to a Group Company. To the extent a transfer cannot be achieved, the Sellers procure that Gen-Plus GmbH & Co. KG continues for a period of five years following the Closing Date to provide its services to the Group Companies at the same terms as currently provided.

15.4	Purchaser’s Post-Closing Undertakings

15.4.1	The Purchaser acknowledges to the Sellers and by means of a contract in favour of third parties (Vertrag zugunsten Dritter) to the Trustees that the Sellers and the Trustees may need access, from time to time, after Closing to certain accounting and tax records and information held by any of the Group Companies and Operating Asset Holding Companies and assistance from the Group Companies and Operating Asset Holding Companies in particular with respect to such information and its sourcing, preparation and processing, in particular to the extent such records, information and assistance pertain or pertains to events occurring in periods prior to the Closing Date; the Purchaser undertakes to the Sellers and by means of a contract in favour of third parties (Vertrag zugunsten Dritter) to the Trustees, and shall cause the Group Companies and Operating Asset Holding Companies to fulfill such undertaking, to:

(a)	properly retain and maintain such records until the tax audit (Betriebsprüfung) for the fiscal year 2009 is terminated but at least until the 5th anniversary of the Closing Date

(b)	allow the Sellers and the Trustees, and their respective employees and advisors, to inspect, review and make copies of such records as the Sellers and the Trustees, as applicable, may deem necessary or appropriate from time to time, during normal business hours and at the expense of the Sellers or the Trustees; and

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(c)	promptly provide the Sellers and the Trustees, and their employees and advisors, with the requested assistance.

The Purchaser shall agree upon a reasonable compensation for providing the assistance referred to in § 15.4.1 (c) with the Sellers and the Trustees. In case the parties cannot agree upon a reasonable compensation for providing such assistance, the Sellers and the Trustees, respectively, shall be liable to pay to the Group Companies and the Operating Asset Holding Companies a compensation, calculated by multiplying the actual amount of work caused by such assistance with the applicable hourly rate for the relevant services rendered in accordance with the budget arrangements for intra-group services. For the purpose of the preceding sentence, the latest applicable budget arrangements for intra-group services prior to the Signing Date shall be relevant. In case the budget arrangements do not list an hourly rate for the assistance services actually rendered, the hourly rate for a similar assistance service shall be applicable.

15.4.2	The Purchaser acknowledges that Mr. Ludwig Merckle, born on 8 June 1965, residing in Ulm-Grimmelfingen, may need access, from time to time, after Closing to certain accounting and tax records and information held by any of the Group Companies and Operating Asset Holding Companies for the purpose of an inheritance tax valuation of the estate of Dr. Adolf Merckle, who deceased on 5 January 2009, in particular to the extent that such records and information pertain to events occurring in the period before 5 January 2009. Therefore, Mr. Ludwig Merckle shall be granted the rights set out in § 15.4.1 above by means of a contract in favour of third parties (echter Vertrag zugunsten Dritter), provided that the termination of the tax audit (Betriebsprüfung) for the fiscal year 2009 in § 15.4.1 (a) shall be replaced with the final assessment of the inheritance tax on the estate of Dr. Adolf Merckle.

15.4.3	The Purchaser undertakes to cause each of the Group Companies and each of the Operating Asset Holding Companies to maintain at the same costs the existing directors’ and officers’ liability insurance (D&O Insurance) that will enable each of the persons set forth in Annex 15.4.3 to raise claims arising out of any matter, cause or event occurring on or before the Closing Date.

15.4.4

If after the Closing Date a third party (including any of the Group Companies and the Operating Asset Holding Companies) raises a claim against any of the Sellers, the Affiliates or any present or former board members (i.e. managing directors (Geschäftsführer) and members of a managing or supervisory board (Mitglieder des Vorstands oder des Aufsichtsrats)) of the Group Companies or the Operating Asset Holding Companies which is connected with former intra-group services, intra-group charges, the management of the Group Companies and the Operating Asset Holding Companies or otherwise with the shareholding of the Sellers and their Affiliates in the Group Companies and the Operating Asset Holding Companies, the Purchaser

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shall hold harmless and indemnify the relevant Seller or, as the case may be, the relevant Sellers’ Affiliate or board member of the Group Company or the Operating Asset Holding Company from any such claim, provided that (i) any such third party claim relates directly to the Business of the Group Companies or the Operating Asset Holding Companies and (ii) the facts on which such third party claim is based would not constitute a breach of any Sellers’ guarantee pursuant to § 11.

15.4.5	Unless required by law or generally accepted accounting principles, Purchaser will not cause any Group Company or any Operating Asset Holding Company to change any financial statements relating to periods prior to the Effective Date.

15.4.6	The Purchaser undertakes to ensure that following the Closing Date none of the Group Companies and none of the Operating Asset Holding Companies brings any claims against the Sellers or their directors and officers, employees or advisers based on the fact that prior to conclusion of this Agreement other parties interested in acquiring the Business were provided with information and records about the Business on the basis of certain confidentiality undertakings, provided the Sellers have complied with their obligations pursuant to § 0.

15.4.7	The Purchaser shall ensure that the name Merckle will be used neither in the business operations of the Group Companies nor as a trade name (Firma) for any of the Group Companies or any of the Operating Asset Holding Companies starting 48 (forty eight months) after the Closing Date. Furthermore, the Purchaser shall ensure that all rights of Group Companies or the Operating Asset Holding Companies relating to internet domains containing the component “Merckle”, are transferred to and registered in the name of Seller 1 at the latest 12 (twelve) months after the Closing Date.

15.4.8	AbZ holds 27,000 shares in HeidelbergCement AG (the HC Shares), which are subject to Repos with Commerzbank AG. In December 2009 AbZ has transferred its entire claim in connection with the Repo Transaction with Commerzbank AG regarding the HC Shares (the HC Repo) to Seller 4 by way of assumption of agreement. With respect to third parties the transfer has not yet become effective, as Commerzbank AG has not yet consented to such transfer. However, AbZ and Seller 4 have agreed to treat each other internally as if the assumption of agreement regarding the HC repos has become effective. The Parties agree, that notwithstanding the terms of this Agreement, all obligations (even internal obligations) resulting from the above described assumption of agreement has become effective. The Purchaser shall ensure the completion of the transfer agreement.

15.5	Economic Equity

Seller 1 procures that for a time period of five (5) years following the Closing Date its economic equity (Economic Equity) amounts to at least EUR 200,000,000 (Euro two hundred million). The Economic Equity shall be determined on the basis of the respective financial statement of Seller 1, whereby the following shall be taken into account:

A) The future earnings from the profit transfer claims from MFPV Film GmbH and MI 3 Film GmbH, which can objectively be expected because of to the guarantee provided by Helaba shall be capitalized and the respective amount shall constitute an additional asset item.

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B) The liabilities against EMW Verwaltung GmbH, SW Verwaltung GmbH and KHK Verwaltung GmbH shall be reduced by such amount by which they exceed the book value of the respective claims of these companies against Seller 1. This shall only apply as long as Seller 1 is the sole shareholder of these companies and there exists a profit and loss transfer agreement.

The equity pursuant to Section 266 para. 3 A German Commercial Code calculated on the basis of the above described particularities shall constitute the Economic Equity.

15.6	Exclusivity

Upon Signing, the Sellers (i) will terminate all discussions with third parties regarding a sale of the Companies of the Business, (ii) will not commence any such discussions again and (iii) will not provide any information regarding the Companies and the Business to any third party, as long as the Purchaser is not in default with its obligation to close the transaction.

15.7	Data Room / DVDs / CD-ROMs

The Sellers undertake to procure that all information and documentation provided in the virtual data room maintained by and on the web sites of Merrill Corporation from 7 December 2009 to 17 March 2010 ((the Data Room) which includes also the Physical Red Data Room and any documents of the “Ordering System”) as well as Annex 12.1.3(b through (d)) shall be transmitted to, and saved on, a DVDs/CD-ROMs, which shall be handed over to, and held in custody by, the acting notary for at least five years after the Closing Date. All Seller 1 and the Purchaser shall be entitled to receive a copy of such DVDs/CD-ROMs. Furthermore has the acting notary received the documents of the so called “toxic data room”, which were accessible to the Purchaser on 17/18 March 2010 and which the acting notary will hold in custody for five years following the Closing Date.

15.8	Management Incentive Payments

The Sellers will satisfy the payment obligations listed in Annex 11.13.

15.9	Structuring prior to Closing

The Sellers will use reasonable endeavors obtain without undue delay all required approvals of the lenders and all third parties to implement the structuring measures as set out in Annex 15.9 and following the obtaining of such approval, to implement, to the extent possible, the structuring measures prior

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to the Closing Date upon instructions of the Purchaser. The Purchaser undertakes to indemnify and hold harmless the Sellers and the Group Companies from any liability and charges (including taxes) that result from the preparation and implementation of the structuring measures.

§ 16

CONFIDENTIALITY AND PRESS RELEASES

16.1	Confidentiality; Press Releases; Public Disclosure

The Parties mutually undertake to keep the content of this Agreement secret and confidential vis-à-vis any third party except to the extent that the relevant facts are in the public domain without breach of a confidentiality obligation towards any of the Sellers or unless disclosure is or will be required by mandatory law, applicable rules or regulations of a stock exchange or by decree of a public authority (behördliche Anordnung). In such case, the Parties shall, however, inform each other prior to such disclosure and shall limit any disclosure to the minimum required by statute or authorities.

Other than the press releases agreed between the Parties, no press releases or other public announcement concerning the transactions contemplated by this Agreement shall be made by any Party unless the form and text of such announcement shall first have been approved by Seller 1 and Purchaser except that - if the other Party is required by law or by applicable stock exchange regulations to make an announcement - it may do so after first consulting with Seller 1 and Purchaser.

16.2	Sellers’ Confidentiality

Without prior consent of the Purchaser, for a period of three (3) years after the Closing Date, the Sellers shall keep confidential and shall not disclose to any third party and shall not use, any company secret (Betriebsgeheimnis) or trade secret (Geschäftsgeheimnis) of the Group Companies, the Operating Asset Holding Companies or the Business, other than those which have become publicly known through no fault of the Sellers or which the Sellers are required to disclose as necessary to comply with any legal requirements.

16.3	Purchaser’s Confidentiality; Return of Documents

In the unlikely event that this Agreement is terminated without the Closing having been consummated, the Purchaser undertakes to keep confidential all information received from the Sellers in connection with the transactions contemplated by this Agreement and to return all documents and information embodied otherwise which they received from the Sellers, together with any copies thereof and to destroy all documents and information in which such information is embodied, such as work products based on information received from the Seller. The Purchaser shall not be entitled to any retention right with respect to such documents or information unless retention is required under applicable rules or regulations of a stock exchange. This obligation

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does not concern information that is in the public domain without breach of a confidentiality obligation towards any of the Sellers or unless disclosure is required by mandatory law or by decree of a public authority (behördliche Anordnung).

Sellers shall procure that all information and materials provided to other interested parties, advisors, banks and other parties in the auction process for the disposal of the Business shall be requested (i) to be returned to the Sellers for destruction or (ii) to be destroyed, in each case in accordance with the relevant confidentiality agreement. All claims of the Sellers relating to such materials are hereby assigned to the Purchaser with effect as of the Closing Date to the extent that the Sellers’ rights are assignable. Sellers shall not waive any claim against any other interested party relating to the auction process for the disposal of the Business without Purchaser’s prior written consent.

16.4	Confidentiality vis-à-vis Trustees

The Trustees as well as the shareholders of the Sellers are not deemed to be third parties within the meaning of this § 16. The Trustees are allowed to disclose any confidential information to third parties if this is appropriate (zweckdienlich) for the fulfilment of their obligations under the trust relationship (Treuhandverhältnis).

§ 17

ASSIGNMENT OF RIGHTS AND UNDERTAKINGS; ON-SALE OF THE BUSINESS

17.1	Assignment of Rights and Undertakings

The Parties may not assign (übertragen) any rights and obligations hereunder, in whole or in part, without the prior written consent of the other Parties concerned and the Trustees. However, the Purchaser may assign any right under this Agreement to any of its affiliates within the meaning of Sections 15 et seq. German Stock Corporation Law (Aktiengesetz - AktG), which then accedes to this Agreement (beitreten) provided that the Purchaser ensures (steht dafür ein) that (i) the assignee shall not assign (übertragen) such rights without the prior written consent of the Sellers and the Trustees other than to an affiliate within the meaning of Sections 15 et seq. German Stock Corporation Law (Aktiengesetz - AktG), which then accedes to this Agreement (beitreten) and (ii) that the assignee assigns (übertragen) any rights under this Agreement back to the Purchaser in case the respective assignee ceases to be an affiliate of the Purchaser within the meaning of Sections 15 et seq. German Stock Corporation Law (Aktiengesetz - AktG).

17.2	On-Sale of the Business

The Purchaser does not intend to on-sell the Business or any substantial parts thereof within the next 24 (twenty-four) months following the Closing Date. However, this does not apply to the extent (i) the Purchaser on-sells parts of

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the Business to any of its affiliates within the meaning of Sections 15 et seq. German Stock Corporation Law (Aktiengesetz - AktG) provided that the Purchaser ensures (steht dafür ein) that (x) the respective affiliate of the Purchaser shall, in turn, not on-sell the Business without the prior written consent of the Sellers and the Trustees and (y) that the respective affiliate of the Purchaser transfers back the Business to the Purchaser in case the respective affiliate of the Purchaser ceases to be an affiliate of the Purchaser within the meaning of Sections 15 et seq. German Stock Corporation Law (Aktiengesetz - AktG) or (ii) in order to fulfil a condition or obligation imposed by any competent merger clearance authority.

§ 18

COSTS AND TAXES

All transfer taxes (including real estate transfer taxes except for transfer taxes that are triggered by the conclusion of this agreement with respect to the Operating Assets and the Operating Asset Holding Companies which will be borne by the Sellers;), stamp duties, costs for the notarisation of this Agreement and any other charges and costs which result from this Agreement and the Closing of the transaction considered hereby shall be borne by the Purchaser. All charges, costs and fees which result from the filings under the merger control laws and in compliance with other regulatory requirements, including, but not limited to, the charges, costs and fees of the competent merger control authorities, shall be borne by the Purchaser. Each Party shall bear the costs and fees of its own advisors.

§ 19

NOTICES, COPIES, EXERCISE OF RIGHTS

19.1	Form of Notices, Addresses

19.1.1	All declarations, notices or other communications hereunder (the Notices) shall be done in writing in the German language and shall be send in the original or as facsimile to the addresses set forth in Annex 19.1.1 with a copy to the address of the Trustees that is also set fort in Annex 19.1.1.

19.1.2	The Parties and the Trustees are, without being legally obliged, to communicate any change of their respective addresses set forth in Annex 19.1.1 as soon as possible in writing to the respective other Parties. Until such communication, the address as hitherto shall be relevant.

19.2	Copies to Advisors

19.2.1	The receipt of copies of Notices by the Parties’ advisors and the Trustees shall not constitute or substitute the receipt of such Notices by the Parties themselves.

19.2.2	Any Notice shall be deemed received by a Party regardless of whether any copy of such Notice has been sent to or received by an advisor of such Party, the Trustees or the acting notary, irrespective of whether the delivery of such copy was mandated by this Agreement.

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19.3	Exercise of Rights

Declarations (Erklärungen), notices (Anzeigen) or other communication (Mitteilungen) in connection with this Agreement shall exclusively be made by Seller 1 with effect for all Sellers. Declarations (Erklärungen), notices (Anzeigen) or other communication (Mitteilungen) that have to be addressed to the Sellers shall only be addressed to Seller 1.

§ 20

MISCELLANEOUS

20.1	Approval of the Trustees

The shareholders’ meeting of the Purchaser has consented by way of shareholder resolution pursuant to the notarial deed no. 468/2010 of the acting notary. The approval of the Trustees will be attached to this deed as certified copy.

20.2	Governing Law

20.2.1	This Agreement shall be governed by, and construed in accordance with, the laws of Germany, excluding the United Nations Convention on Contracts for the International Sale of Goods (CISG).

20.2.2	The competent courts of Frankfurt am Main shall have exclusive jurisdiction for all legal disputes arising between the Parties out of or in connection with this Agreement. Other venues are, to the extent legally permissible, excluded.

20.3	Amendments, Supplementations

Any amendment or supplementation of this Agreement, including of this § 20.3, shall be valid only if made in writing, except where a stricter form (e.g. notarisation) is required under applicable law. Any such amendment or supplementation is, furthermore, only valid if approved by the Trustees.

20.4	Expiration of the Trustees’ Rights

The Trustees shall be entitled to waive any and all of their rights under this Agreement by unilateral written declaration to Seller 1. If the Trustees waive their rights, Seller 1 shall be entitled to replace the Trustees’ accounts specified in § 8.4 with one or more other accounts.

20.5	Legal Terms

Any reference made in this Agreement to any types of companies or participations, proceedings, authorities or other bodies, rights, institutions, Regulations or legal relationships (the Legal Terms) under German law shall extend to any corresponding or identical Legal Terms under foreign law to the

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extent that relevant facts and circumstances must be assessed under such foreign law. Where no corresponding or identical Legal Terms under foreign law exist, such Legal Terms shall be introduced as—functionally—come closest to the Legal Terms under German law.

20.6	Headings, Annexes

20.6.1	The headings and sub-headings of the Sections contained herein are for convenience and reference purposes only and shall not affect the meaning or construction of any of the provisions hereof.

20.6.2	All Annexes attached hereto form an integral part of this Agreement, unless stated otherwise in this Agreement.

20.7	Entire Agreement

This Agreement constitutes the full understanding of the Parties and the complete and exclusive statements of the terms and conditions of the Parties’ agreements relating to the subject matter hereof and supersedes any and all prior agreements and understandings, whether written or oral, that may exist between the Parties with respect to the subject matter of this Agreement or parts thereof.

20.8	No Third Party Right

Other than § 15.4.1 and § 15.4.2, and unless this agreement does not provide any other right in favour of the Trustee, this Agreement shall not grant any rights to, and is not intended to operate for, the benefit of third parties (kein Vertrag zu Gunsten Dritter oder mit Schutzwirkung für Dritte).

20.9	Severability

Should any provision of this Agreement be or become invalid, ineffective or unenforceable as a whole or in part, the validity, effectiveness and enforceability of the remaining provisions shall not be affected thereby. Any such invalid, ineffective or unenforceable provision shall be deemed replaced by such valid, effective and enforceable provision as comes closest to the economic intent and the purpose of such invalid, ineffective or unenforceable provision as regards subject-matter, amount, time, place and extent. The aforesaid shall apply mutatis mutandis to any gap in this Agreement.

20.10	Decisive Version

The English version of this Agreement is a convenience translation of the German version only. In case of discrepancies between the German and the English version of this Agreement, the German version shall prevail.

Annex 12.1.3(e), which is attached to this minutes has been presented to the parties for their acknowledgement. The parties have waived their right to have the annex read-out. This annex will be signed by the parties on each page (Section 14 German Notarization Act (Beurkundungsgesetz)). Annex 11.14.3(a) will be attached for documentation purposes.

These minutes

and the Annexes 12.1.3(a), 15.9 and 19.1.1 have been read-out to the parties, have been approved by the parties and have been personally signed by the parties as follows:

signed Kullmann                                    signed Ziems

signed Neuhaus, Public Notary